Exhibit 99.1

CONSOLIDATED

FINANCIAL

STATEMENTS 2024

31 December 2024

Contents

CONSOLIDATED FINANCIAL STATEMENTS 2024

Independent Auditors’ Report

Shareholders and Board of Directors of Marel hf.:

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Marel hf. and its subsidiaries (the Company), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the three-year period ended December 31, 2024, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and its financial performance and its cash flows for the three-year period ended December 31, 2024 in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are authorized for issuance.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/S/ KPMG Accountants N.V.

Amstelveen, the Netherlands

February 27, 2025

Consolidated Statement of Income

In EUR million unless stated otherwise	Notes	2024	2023	2022
Revenues	6	1,642.7	1,721.4	1,708.7
Cost of sales	7	(1,066.6)	(1,125.0)	(1,130.4)
Gross profit		576.1	596.4	578.3
Selling and marketing expenses	7	(254.7)	(249.1)	(236.2)
General and administrative expenses	7	(133.8)	(134.4)	(139.2)
Research and development expenses	7	(120.6)	(119.3)	(105.9)
Result from operations		67.0	93.6	97.0
Finance costs	8	(70.8)	(57.4)	(23.7)
Finance income	8	2.1	0.4	10.7
Net finance costs	8	(68.7)	(57.0)	(13.0)
Share of result of associates		(0.5)	(0.5)	(1.9)
Impairment loss of associates		—	—	(7.0)
Profit / (loss) before income tax		(2.2)	36.1	75.1
Income tax expense	10	(22.9)	(5.1)	(16.4)
Profit / (loss) for the period		(25.1)	31.0	58.7
Of which:
- Net result attributable to Shareholders of the Company		(25.1)	31.0	58.7

Consolidated Statement of Comprehensive Income

In EUR million	Notes	2024	2023	2022
Profit / (loss) for the period		(25.1)	31.0	58.7
Items that are or may be reclassified to profit or loss:
Foreign currency translation differences	18	6.4	(9.3)	(11.0)
Cash flow hedges	18	2.3	(2.1)	(0.8)
Deferred income taxes	16 & 18	(0.5)	0.4	0.2
Other comprehensive income / (loss) for the period, net of tax		8.2	(11.0)	(11.6)
Total comprehensive income / (loss) for the period		(16.9)	20.0	47.1
Of which:
- Total comprehensive income / (loss) attributable to Shareholders of the Company		(16.9)	20.0	47.1

Consolidated Statement of Financial Position

In EUR million	Notes	2024	2023
Assets
Property, plant and equipment	11	332.3	345.8
Right of use assets	12	40.1	39.3
Goodwill	13	869.6	859.0
Intangible assets	14	526.7	541.2
Investments in associates		3.0	3.3
Other non-current financial assets		3.8	3.5
Derivative financial instruments	23	—	0.6
Deferred income tax assets	16	35.1	38.9
Non-current assets		1,810.6	1,831.6
Inventories	17	313.9	352.5
Contract assets	6	45.5	36.3
Trade receivables	6 & 15	209.7	215.2
Derivative financial instruments	23	3.7	1.1
Current income tax receivables		6.0	7.3
Other receivables and prepayments	15	82.6	85.9
Cash and cash equivalents		83.2	69.9
Current assets		744.6	768.2
Total assets		2,555.2	2,599.8
Equity and liabilities
Share capital	18	6.7	6.7
Share premium reserve	18	425.8	439.3
Other reserves	18	(36.2)	(44.4)
Retained earnings	18	611.6	640.0
Total shareholders’ equity		1,007.9	1,041.6
Liabilities
Borrowings	19	392.8	819.8
Lease liabilities	19	29.9	29.8
Deferred income tax liabilities	16	86.0	84.9
Provisions	20	5.1	5.5
Other payables	22	2.7	2.7
Derivative financial instruments	23	2.3	3.4
Non-current liabilities		518.8	946.1

In EUR million	Notes	2024	2023
Contract liabilities	6	268.1	295.0
Trade and other payables	22	298.8	290.4
Derivative financial instruments	23	1.1	0.6
Current income tax liabilities		1.8	4.9
Borrowings	19	436.7	0.0
Lease liabilities	19	13.0	11.2
Provisions	20	9.0	10.0
Current liabilities		1,028.5	612.1
Total liabilities		1,547.3	1,558.2
Total equity and liabilities		2,555.2	2,599.8

Consolidated Statement of Changes in Equity

In EUR million	Share capital	Share premium reserve[1]	Other reserves	Other equity	Retained earnings[2]	Share- holders’ equity	Non- controlling interests	Total shareholders’ equity
Balance at 1 January 2022	6.7	450.3	(22.1)	(13.6)	593.8	1,015.1	8.0	1,023.1
Profit for the period					58.7	58.7	0.0	58.7
Other comprehensive loss			(11.3)	(0.3)		(11.6)		(11.6)
Total comprehensive income / (loss) for the period	—	—	(11.3)	(0.3)	58.7	47.1	0.0	47.1
Transactions with owners of the Company
Treasury shares purchased	(0.0)	(19.8)				(19.8)		(19.8)
Treasury shares sold	0.0	4.2				4.2		4.2
Options granted / exercised / canceled	0.0	5.5			1.3	6.8	—	6.8
Transactions with non-contoling interest				13.9	(0.5)	13.4	(8.0)	5.4
Dividend					(38.7)	(38.7)		(38.7)
Total transactions with owners of the Company	0.0	(10.1)	—	13.9	(37.9)	(34.1)	(8.0)	(42.1)
Balance at 31 December 2022	6.7	440.2	(33.4)	—	614.6	1,028.1	—	1,028.1
Profit for the period					31.0	31.0	—	31.0
Other comprehensive loss			(11.0)			(11.0)		(11.0)
Total comprehensive income / (loss) for the period	—	—	(11.0)	—	31.0	20.0	—	20.0
Transactions with owners of the Company
Options granted / exercised / canceled	0.0	(0.9)			6.1	5.2		5.2
Dividend					(11.7)	(11.7)		(11.7)
Total transactions with owners of the Company	0.0	(0.9)	—	—	(5.6)	(6.5)	—	(6.5)
Balance at 31 December 2023	6.7	439.3	(44.4)	—	640.0	1,041.6	—	1,041.6

In EUR million	Share capital	Share premium reserve[1]	Other reserves	Other equity	Retained earnings[2]	Share- holders’ equity	Non- controlling interests	Total shareholders’ equity
Loss for the period	—	—	—	—	(25.1)	(25.1)		(25.1)
Other comprehensive income	—	—	8.2	—	—	8.2		8.2
Total comprehensive income / (loss) for the period	—	—	8.2	—	(25.1)	(16.9)	—	(16.9)
Transactions with owners of the Company
Options granted / exercised / canceled	—	(13.5)	—	—	2.9	(10.6)		(10.6)
Dividend	—	—	—	—	(6.2)	(6.2)		(6.2)
Total transactions with owners of the Company	—	(13.5)	—	—	(3.3)	(16.8)	—	(16.8)
Balance at 31 December 2024	6.7	425.8	(36.2)	—	611.6	1,007.9	—	1,007.9

1	Includes reserve for share-based payments as per 31 December 2024 of EUR 0.0 million (31 December 2023: EUR 13.5 million).
2	Includes a legal reserve for capitalized intangible assets related to product development projects as per 31 December 2024 of EUR 104.9 million (31 December 2023: EUR 106.3 million).

Consolidated Statement of Cash Flows

In EUR million	Notes	2024	2023	2022
Cash Flow from operating activities
Profit / (loss) for the period		(25.1)	31.0	58.7
Adjustments for:
Depreciation and impairment of property, plant and equipment and right of use assets	11 & 12	49.0	42.2	38.5
Amortization and impairment of intangible assets	14	55.5	55.6	43.1
Net finance costs	8	68.7	57.0	13.0
Share of result and impairment loss of associates		0.5	0.5	8.9
Income tax expense	10	22.9	5.1	16.4
Adjustments for other non-cash income and expenses		(5.3)	6.1	7.4
Cash Flow from operating activities		166.2	197.5	186.0
Changes in:
Inventories and contract assets and liabilities		7.0	49.5	(65.4)
Trade and other receivables		9.4	12.3	(59.7)
Trade and other payables		(1.0)	(30.3)	31.3
Provisions		(1.5)	(3.2)	4.2
Changes in operating assets and liabilities		13.9	28.3	(89.6)
Cash generated from operating activities		180.1	225.8	96.4
Income taxes paid		(19.7)	(32.2)	(28.0)
Interest received		1.3	0.2	1.2
Interest paid		(66.6)	(55.7)	(18.2)
Net cash from operating activities		95.1	138.1	51.4
Cash Flow from investing activities
Purchase of property, plant and equipment	11	(20.4)	(49.9)	(52.8)
Investments in intangibles	14	(27.5)	(36.2)	(35.6)
Proceeds from sale of property, plant and equipment	11 & 14	2.7	1.9	1.9
Investments in other non-current financial assets		—	—	(2.9)
Acquisition of subsidiaries, net of cash acquired		(2.0)	(11.7)	(477.8)
Net cash provided by / (used in) investing activities		(47.2)	(95.9)	(567.2)

In EUR million	Notes	2024	2023	2022
Cash Flow from financing activities
Purchase of treasury shares	18	—	—	(19.8)
Options exercised	18	—	(1.0)	0.6
Dividends paid	18	(6.2)	(11.7)	(38.7)
Proceeds from borrowings	19	80.0	215.0	1,358.0
Repayments of borrowings	19	(93.1)	(233.1)	(763.6)
Payments of lease liabilities	19	(16.6)	(14.3)	(14.2)
Acquisition of non-controlling interests	19	—	—	(16.4)
Net cash provided by / (used in) financing activities		(35.9)	(45.1)	505.9
Net increase / (decrease) in cash and cash equivalents		12.0	(2.9)	(9.9)
Exchange gain / (loss) on cash and cash equivalents		1.3	(2.9)	8.5
Cash and cash equivalents at beginning of the period		69.9	75.7	77.1
Cash and cash equivalents at end of the period		83.2	69.9	75.7

Notes to the Consolidated Financial Statements

1. General information

1.1. Reporting entity

Marel hf. (“the Company”) is a limited liability company incorporated and domiciled in Iceland. The address of its registered office is Austurhraun 9, Gardabaer.

The Consolidated Financial Statements of the Company as at and for the year ended 31 December 2024 comprise the Company and its subsidiaries (together referred to as “the Group” or “Marel”).

The Group is a leading global provider of advanced solutions, software and services to food processing industries and is involved in the manufacturing, development, distribution and sales of solutions for these industries.

These Consolidated Financial Statements have been approved for issue by the Board of Directors on 27 February 2025.

Following the voluntary takeover by JBT, the Company delisted from the Nasdaq Iceland and Euronext Amsterdam exchanges on 3 January 2025 and therefore the Company no longer has shares that are traded in a public market, which is impacting its financial reporting requirements.

1.2. Basis of Accounting

The Consolidated Financial Statements of the Group have been prepared on a going concern basis and in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”).

The Consolidated Financial Statements have been prepared under the historical cost convention, except for the revaluation of financial assets and liabilities classified as ‘fair value through profit or loss’, which are reported in accordance with the accounting policies set out in note 2.

Details of the Group’s material accounting policies are included in note 2.

1.3. Functional and presentation currency and exchange rates

Items included in the Consolidated Financial Statements of each entity in the Group are measured using the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity (“the functional currency”). The Consolidated Financial Statements are presented in Euro (“EUR”), which is the Group’s reporting currency and the functional currency of Marel hf.

All amounts are in millions of EUR unless otherwise indicated.

Exchange rates

The currency exchange rates that were used in preparing the Consolidated Financial Statements are listed below for the most relevant currencies.

	Year end rate			Average rate
	2024	2023	2022	2024	2023	2022
1 euro =
USD	1.04	1.10	1.07	1.08	1.08	1.05
GBP	0.83	0.87	0.89	0.85	0.87	0.85
ISK	144.15	150.42	152.00	149.31	149.08	142.19
BRL	6.44	5.36	5.64	5.83	5.40	5.44

1.4. Use of estimates and judgments

The preparation of the Consolidated Financial Statements in accordance with IFRS as issued by the IASB requires the use of certain critical accounting estimates. It also requires management to exercise judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the Consolidated Financial Statements are disclosed in note 3. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected.

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities. The Group has an established control framework with respect to the measurement of fair values.

Further information about the assumptions made in measuring fair values is included in note 2, note 3 and note 23.

2. Summary of material accounting policies

2.1. General

The material accounting policies applied in the preparation of these Consolidated Financial Statements are set out below. The accounting policies set out in these Consolidated Financial Statements have been applied consistently for all periods presented.

Changes in accounting policies

Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants

The Group has adopted Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1) from 1 January 2024. The amendments clarify certain requirements for determining whether a liability should be classified as current or non-current and require new disclosures for non-current loan liabilities that are subject to convenants within 12 months after the reporting period.

A number of other new and amended standards and interpretations are also effective for annual periods beginning on or after 1 January 2024, including:

•	Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7); and

•	Lease Liability in a Sale and Leaseback (Amendments to IFRS 16).

The Group adopted the new/amended standards and interpretations in preparing the Group’s 2024 Consolidated Financial Statements; none of which had a material impact.

Presentation of the Consolidated Statement of Income

Marel presents expenses in the Consolidated Statement of Income in accordance with their function. This allows the presentation of gross profit on the face of the Consolidated Statement of Income, which is a widely used performance measure in the industry. The composition of the costs allocated to the individual functions is explained as follows:

•

cost of sales encompasses all manufacturing costs (including raw materials, employee benefits, and depreciation and amortization) related to goods and services captured in revenues. They are measured at their actual cost based on “first in, first out” or weighted average cost;

•	selling and marketing expenses relate to the selling and marketing of goods and services;

•	research and development expenses consist of:

•	research, which is defined as original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding; and

•

development, which is defined as the application of research findings or other knowledge to a plan or re-design for the production of new or substantially improved materials, devices, products, processes, systems or services before the start of commercial production or use; and

•

general and administrative expenses relate to the strategic and governance role of the general management of the Company as well as the representation of Marel as a whole in the financial, political or business community. General and administrative expenses also relate to business support activities of staff departments that are not directly related to the other functional areas.

Presentation of the Consolidated Statement of Cash Flows

The Consolidated Statement of Cash Flows has been prepared applying the indirect method whereby profit for the period is adjusted for the effects of transactions of a non-cash nature, any deferrals or accruals of past or future operating cash receipts or payments.

Cash flows in foreign currencies have been translated, in principle, at average exchange rates; certain material (mainly financing) transactions are translated at the exchange rate at the day of transaction. Exchange differences concerning cash items are shown separately in the Consolidated Statement of Cash Flows.

Relevance and importance of notes to the primary users of the Consolidated Financial Statements

In order to enhance the informational value of the Consolidated Financial Statements, the notes are prepared based on relevance and importance for the primary users of the Consolidated Financial Statements. This can result in information that has been evaluated as neither important nor relevant for the primary users of the Consolidated Financial Statements, not being presented in the notes.

2.2. Consolidation

Business combinations

The Group accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Group. The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs.

Acquisitions by Marel as part of business combinations will result in recognition of goodwill and other intangible assets. The amounts assigned to the acquired assets and liabilities are based on assumptions and estimates about their fair values. In making these estimates, management consults with independent, qualified appraisers, if appropriate. A change in assumptions and estimates could change the values allocated to certain assets and their estimated useful lives, which could affect the amount or timing of charges to the Consolidated Statement of Income, such as amortization of intangible assets.

The purchase consideration in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a purchase is recognized in the Consolidated Statement of Income immediately. Transaction costs are expensed as incurred, except if related to the issuance of debt or equity securities.

The purchase consideration does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in the Consolidated Statement of Income.

Any contingent consideration payable is measured at fair value at the acquisition date. If the contingent consideration is classified as equity, then it is not re-measured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in the Consolidated Statement of Comprehensive Income.

Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the Consolidated Financial Statements from the date on which control commences until the date on which control ceases. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Transactions eliminated on consolidation

Intercompany transactions, balances and unrealized gains on transactions between Group entities are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

2.3. Foreign currency translation

Transactions and balances

Foreign currency transactions are translated into the respective functional currencies of Group entities, and from there into the Group’s reporting currency using the exchange rates prevailing at the dates of the transactions or valuation where items are revalued.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the Consolidated Statement of Income, except when deferred in equity as a permanent loan, as qualifying cash flow hedges as explained in note 2.13. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents as well as all other foreign exchange gains and losses are recognized immediately in the Consolidated Statement of Income within finance income or finance costs.

Group entities

The results and financial position of all the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities presented are translated at the closing rate at the date of that Consolidated Statement of Financial Position;

•

income and expenses for each transaction in the Consolidated Statement of Income are translated at average exchange rates, unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions; and

•

translation results of the consolidation of subsidiaries reporting in foreign currencies, as well as a currency revaluation related to financing of subsidiaries are recognized as a separate component of equity (translation reserve).

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are recognized in other comprehensive income (“OCI”) and accumulated in translation reserve. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in OCI are recognized in the Consolidated Statement of Income for the period as part of the gain or loss on sale.

Goodwill and fair value adjustments arising due to the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

In case of a non-wholly-owned subsidiary, the relevant proportionate share of the translation difference is allocated to the non-controlling interest (“NCI”). When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the Consolidated Statement of Income as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of its investment in an associate or joint venture that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to OCI.

2.4. Revenue recognition

Marel recognizes revenue based on the considerations specified in contracts with customers using the five-step process as described in IFRS 15.

Revenue is recognized, when or as control over distinct goods or services is transferred to the customer; i.e. when the customer is able to direct the use of the transferred goods or services and obtains substantially all of the remaining benefits, provided a contract with enforceable rights and obligations exists and amongst others collectability of consideration is probable taking into account the customer’s creditworthiness. Revenue is the transaction price Marel expects to be entitled to.

If a contract contains more than one distinct good or service, the transaction price is allocated to each performance obligation based on relative stand-alone selling prices. If stand-alone selling prices are not observable, the Company reasonably estimates those. Revenue is recognized for each performance obligation either at a point in time or over time. Determining the timing of the transfer of control – at a point in time or over time – requires judgment.

The following is a description of the nature and the timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms, and the related revenue recognition policies.

Equipment revenue

In Marel’s business model, equipment revenue relates to sales of standard equipment and sales of complete solutions or systems.

Standard equipment requires no or minor modifications as requested by customers. Sales of complete solutions or systems require significant modifications either requested by the customer or required to fulfill the customer’s needs.

Revenues for standard equipment are recognized at a point in time when control of the goods passes to the customer, usually upon delivery of the goods. Invoices are issued at that point in time.

Revenues for complete solutions or systems will be recognized over time as all these complete solutions or systems are deemed to not have an alternative use and Marel has an enforceable right to payment. Revenue is recognized under the cost-to-cost (percentage-of-completion) method, based on the percentage of costs incurred to date compared to total estimated costs as based on Marel’s assessment it best depicts the transfer of control to the customer.

Aftermarket revenue

Aftermarket revenue relates to the sale of spare parts as well as performing related maintenance services to the equipment.

Revenues for spare part sales are recognized at a point in time when control of the goods passes to the customer, usually upon delivery of the goods. Invoices are issued at that point in time.

The total consideration in the service contracts will be allocated to all services based on their stand-alone selling prices. The stand-alone selling prices will be determined based on the list prices at which the Group sells the services in separate transactions. Revenue relating to maintenance services is recognized over time under the percentage-of-completion method as described above. A contract liability is recognized for the payments received up-front and is recognized as revenue over the service period.

Payment terms

For the sale of complete solutions or systems and for most of the standard equipment down payments are obtained. Payment terms on invoices are usually 30 days from the date of invoice issued according to the contractual terms.

Commissions

The Group applies the practical expedient in relation to the incremental costs of obtaining a contract. The Group recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

Impairment of receivables

When a receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income.

2.5. Contract assets and contract liabilities

The contract assets (cost exceed billing) primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer.

The contract liabilities (billing exceed cost) primarily relate to the advance consideration received from customers for standard equipment for which revenue is recognized at a point in time and for the sale of complete solutions or systems for which revenue is recognized over time.

2.6. Employee benefits

Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Share-based compensation

The Group operates an equity-settled share-based compensation plan, under which the entity receives services from employees as consideration for equity instruments (stock options) of the Group. The fair value of the employee services received in exchange for the grant of the stock options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the stock options granted, excluding the impact of any service and non-market performance vesting conditions (for example: profitability, sales growth targets and remaining an employee of the entity over a specified time period). Service and non-market performance vesting conditions are included in assumptions about the number of stock options that are expected to vest. The total amount to be expensed is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied.

The granted stock option plans include a Change of Control clause, which if triggered, converts the stock options from an equity-settled share-based compensation plan into a cash-settled compensation plan.

At reporting date, the entity revises its estimates of the number of stock options that are expected to vest based on the service and non-market performance vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the Consolidated Statement of Income, with a corresponding adjustment to the share premium reserve in equity. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the stock options are exercised. The fair value of the employee stock options granted is measured using the Black-Scholes formula.

Measurement inputs include exercise price of the stock options, expected volatility based on weighted average historic volatility adjusted for changes expected due to publicly available information, defined vesting period, expected dividends, chance of certain qualifying events, and the risk-free interest rate based on government bonds.

Profit sharing and bonus plans

Under some circumstances, a liability for key employee benefits in the form of profit sharing and bonus plans is recognized in other payables when it is managements intention to settle the liability and at least the condition is met that there is a formal plan and the amounts to be paid are determined before the time of issuing the financial statements.

Connected to the voluntary takeover by JBT, some additional bonus plans were granted for key employees which were not considered to be material for the financial statements.

Liabilities for profit sharing and bonus plans are expected to be settled within 12 months and are measured at the amounts expected to be paid when they are settled.

Pension plans

Marel has several pension plans in accordance with local rules and conditions. These pension plans are classified as defined contribution pension plans. Obligations relating to defined contribution pension plans are charged to the Consolidated Statement of Income as employee benefit expenses when the contributions are payable. Contributions paid in advance are presented as assets to the extent that cash repayment or a reduction in future contributions is available.

2.7. Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the Consolidated Statement of Income except to the extent that it relates to business combinations, or items recognized directly in shareholders’ equity or in OCI. In case of recording directly in shareholders’ equity, the tax on this item is included in deferred taxes; the net amount is recognized in shareholders’ equity.

The Group has adopted the Amendments to IAS12 as published by the IASB in May 2023 on the temporary exemption to recognize and disclose deferred taxes with respect to the Pillar Two. As a result, the Group neither recognizes nor discloses information about deferred tax assets and liabilities related to Pillar Two income taxes.

Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividend income.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax

Deferred income tax is in principle recognized in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Consolidated Financial Statements.

Deferred tax is not recognized for:

•

temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and at the time of the transaction (i) affects neither accounting nor taxable profits and (ii) does not give rise to equal taxable and deductible temporary differences;

•

temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted at the reporting date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized for unused tax losses, unused tax credits and temporary differences to the extent it is probable that future taxable profits will be available against which the assets can be used. Future taxable profits are determined based on managements forecasts. Unrecognized deferred tax assets are reassessed at each reporting date. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority.

2.8. Property, plant and equipment

Land and buildings comprise mainly factories, warehouses and offices. All property, plant and equipment is measured at cost less accumulated depreciation and any accumulated impairment losses, except for land, which is shown at cost less impairment. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent expenditures are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the Consolidated Statement of Income in the period in which they are incurred.

Land is not depreciated. Depreciation on assets is calculated using the straight-line method to allocate the cost of each asset to its residual value over its estimated useful life, as follows:

•	Buildings: 30-50 years

•	Plant and machinery: 4-15 years

•	Vehicles and equipment: 3-7 years

The assets’ residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount exceeds its estimated recoverable amount (note 2.11).

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in the Consolidated Statement of Income when the disposal is completed.

Borrowing cost is expensed as incurred except when directly attributable to the acquisition or construction of an asset that necessarily takes a substantial period of time to get ready for its intended use. Such borrowing cost is capitalized as part of the cost of the asset when it is probable that it will result in future economic benefits to the entity and the cost can be measured reliably.

2.9. Intangible assets

Goodwill

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to Cash Generating Units (“CGUs”) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combinations in which the goodwill arose.

Technology, research and development

Technology costs have a finite useful life and are capitalized and amortized using the straight line method over the period of maximum 30 years.

Research expenditure is recognized as an expense as incurred. Costs incurred on development projects relating to the design and testing of new or improved products are recognized as intangible assets when it is probable that the project will generate future economic benefits, considering its commercial and technological feasibility, costs can be measured reliably and the Group intends to and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are recognized as an expense as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

Development costs that have been capitalized are amortized from the commencement of the commercial production of the product on a straight-line basis over the period of its expected benefit, not exceeding five years.

Customer relationships, patents & trademarks

Customer relationships have been acquired as part of recent acquisitions and are capitalized and amortized using the straight line method over their useful life of maximum 20 years.

Expenditure to acquire patents, trademarks and licenses is capitalized and amortized using the straight-line method over their useful lives, but not exceeding 8 years in case of patents and licenses, or 20 years in case of trademarks.

Other intangible assets

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be measured reliably.

Directly attributable costs capitalized as part of the software product include the software development employee costs, consultancy costs and the license fees incurred during the development phase of the software product.

Other development expenditures that do not meet these criteria are recognized as an expense as incurred.

Computer software development costs recognized as intangible assets are amortized over their estimated useful lives, which can vary from 3 to 5 years.

General

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in the Consolidated Statement of Income as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Intangible assets with an indefinite useful life or that are not amortized are tested annually for impairment.

2.10. Leases

Marel leases property, plant and equipment including manufacturing and demo facilities, office buildings, small equipment and cars. The leases for manufacturing and demo facilities can run up to 10 years. The leases for office buildings are typically annual, with an automatic renewal. The lease payments, if relevant, are adjusted every year based on the change in the consumer price index in the preceding year. The small equipment and car leases typically run for a period of 3-5 years.

Marel recognizes a right of use asset and a lease liability at the lease commencement date. At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.

Right of use assets

The right of use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right of use asset is depreciated using the straight line method from the commencement date to the earlier of the end of the useful life of the right of use asset or the end of the lease term. The estimated useful lives of the assets are determined on the same basis as those of property, plant and equipment. In addition, the right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain re-measurements of the lease liability.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.

The lease liability is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. The lease liability is re-measured when there is a change in future lease payments.

Short-term leases and leases of low-value assets

Marel has elected not to recognize right of use assets and lease liabilities for short term leases that have a lease term of 12 months or less and leases of low-value assets. The Group recognizes the lease payments associated with these leases as an expense on a straight line basis over the lease term.

2.11. Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Non-financial assets other than goodwill that suffer impairment are reviewed for possible reversal of the impairment at each reporting date. Assets held for sale which are valued at the lower of carrying amount and fair value less costs to sell, are reviewed at each reporting date.

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than inventories) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from business combinations is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount. Impairment losses are recognized in the Consolidated Statement of Income. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.12. Financial instruments

Trade receivables and debt securities issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when Marel becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) and a financial liability are initially measured at fair value. In the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset are added to the fair value measurement. A trade receivable without a significant financing component is initially measured at the transaction price.

On initial recognition, the Group classifies its financial assets as measured at amortized cost or fair value through profit or loss on the basis of both:

•	the Company’s business model for managing the financial assets; and

•	the contractual cash flow characteristics of the financial asset.

Financial assets at amortized cost

Financial assets are measured at amortized cost if both:

•	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset measured at amortized cost is initially recognized at fair value plus transaction costs directly attributable to the asset. After initial recognition, the carrying amount of the financial asset measured at amortized cost is determined using the effective interest method, less any impairment losses.

Financial assets at fair value through profit or loss

When the above-mentioned conditions for classification as a financial asset at amortized cost are not met, a financial asset is classified as “at fair value through profit or loss” and measured at fair value with changes in fair value recognized in profit or loss.

A financial asset measured at fair value through profit or loss is recognized initially at fair value and its transaction costs are recognized in profit or loss when incurred. A gain or loss on a financial asset measured at fair value through profit or loss is recognized in the Consolidated Statement of Income for the reporting period in which it arises.

The Company may, at initial recognition, irrevocably designate a financial asset as measured at fair value through profit or loss if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases.

Fair value measurement

The fair values of quoted assets are based on current bid prices. If the market for a financial asset is not active (and for unlisted securities), the Group establishes fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same and discounted cash flow analysis refined to reflect the issuer’s specific circumstances.

The fair value of investments that are not traded in an active market is determined by using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each reporting date. Further information is included in note 23.

Impairment – Financial assets and contract assets

Loss allowances are measured based on the Expected Credit Losses (“ECL”) that result from all possible default events over the expected life of a financial instrument. Marel’s financial assets are currently limited to trade receivables and contract assets without significant financing components and are as such always impaired based on lifetime ECLs.

Based on materiality considerations, Marel reports impairment losses on trade receivables and contract assets as other expenses within selling and marketing expenses, instead of presented separately in the Consolidated Statement of Income. Impairment losses on other financial assets are presented under finance costs.

Cash and cash equivalents

Cash and cash equivalents can include cash on hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts which are part of the cash pool are netted against cash and cash equivalents; other bank overdrafts are shown within borrowings in current liabilities on the Consolidated Statement of Financial Position.

Financial liabilities

Financial liabilities are classified as measured at amortized cost or at fair value through profit or loss. A financial liability is classified at fair value through profit or loss if it is classified as held for trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at fair value through profit or loss are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

An entity has to account for modifications and revisions on its financial liabilities and report any (expected) gain or loss as a result in the Consolidated Statement of Income on the day of modification or revision.

Non-derivative financial liabilities

Non-derivative financial liabilities are initially recognized at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.

Derecognition of financial assets

The Group derecognizes a financial asset when:

•	the contractual rights to the cash flows from the financial asset expire; or

•	it transfers the rights to receive the contractual cash flows in a transaction in which either:

substantially all of the risks and rewards of ownership of the financial asset are transferred; or

the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Derecognition of financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or canceled, or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

2.13. Derivative financial instruments and hedging activities

The Group uses financial derivatives such as foreign currency forward contracts and interest rate swaps to hedge risks associated with foreign currency and interest rate fluctuations. Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently revalued at their fair value and changes therein are recognized in profit or loss unless cash flow hedge accounting is applied. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risk of the host contract and the embedded derivative are not directly closely related.

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

The Group designates certain derivatives as either:

•	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecasted transaction (cash flow hedge); or

•	derivatives at fair value through profit or loss.

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment, both at hedge inception and on an on-going basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Movements on the hedge reserve in equity are shown in the Consolidated Statement of Changes in Equity. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current asset or liabilities.

Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in OCI and presented in the hedge reserve in equity. The profit or loss relating to the ineffective portion (mainly as a result of changes in timing of the hedged transactions) is recognized immediately in the Consolidated Statement of Income within finance income or finance costs.

Amounts accumulated in equity are recycled in the Consolidated Statement of Income in the periods when the hedged item affects profit or loss. When the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or non-current assets) the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in the cost of goods sold for inventory or in depreciation for non-current assets.

If the hedge no longer meets the criteria for hedge accounting or the hedging instrument is sold, expires, is terminated or is exercised, then hedge accounting is discontinued prospectively. When hedge accounting for cash flow hedges is discontinued, the amount that has been accumulated in the hedging reserve remains in equity until, for a hedge of a transaction resulting in the recognition of a non-financial item, it is included in the non-financial item’s cost on its initial recognition or, for other cash flow hedges, it is reclassified to profit or loss in the same period or periods as the hedged expected future cash flows affect profit or loss.

If the hedged future cash flows are no longer expected to occur, then the amounts that have been accumulated in the hedging reserve are immediately reclassified to profit or loss.

2.14. Inventories

Inventories are measured at the lower of historical cost or net realizable value. Cost is determined using the weighted average method. The cost of finished goods and work in progress comprise raw materials, direct labor, other direct costs and related production overhead based on normal operating capacity but exclude borrowing costs.

Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and any applicable variable selling expenses.

2.15. Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or stock options are shown in shareholders’ equity as a deduction, net of tax, from the proceeds.

Transaction costs, net of tax, for transactions in shares are deducted from the share premium reserve.

When any Group entity purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the Company’s shareholders until the shares are canceled or reissued. Repurchased shares are classified as treasury shares. The nominal value of the treasury shares is presented in share capital; payments for treasury shares in excess of nominal value are presented in the share premium reserve. Where such shares are subsequently sold or reissued, any consideration received in excess of nominal value, net of any directly attributable incremental transaction costs and the related income tax effects is included within share premium.

2.16. Provisions

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

A provision for guarantee commitments is recognized when the underlying product and services are sold based on historical warranty data and a weighting of possible outcomes against their associated probabilities.

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Provisions are not recognized for future operating losses.

2.17. New standards and standards issued but not yet effective

A number of new standards are effective for annual periods beginning after 1 January 2025 and earlier application is permitted; however, the Group has not early adopted the new or amended standards in preparing these Consolidated Financial Statements.

The following new and amended standards and interpretations are not expected to have a material effect on the Group’s Consolidated Financial Statements:

•	Lack of Exchangeability (Amendments to IAS 21);

•	Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7);

•	Annual Improvements to IFRS Accounting Standards (Volume 11);

•	Presentation and Disclosure in Financial Statements (IFRS 18); and

•	Subsidiaries without Public Accountability (IFRS 19).

3. Use of judgments and estimates

In preparing these Consolidated Financial Statements, the Group has made judgments and estimates that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. The actual results will, by definition, seldom be exactly equal to the related accounting estimates used.

Material judgments are described in the following table:

Revenue recognition	• Recognition of revenues from contracts over time or at a point in time.

Goodwill and other intangible assets	• Valuation based on management assumptions using the discounted cash flow method.

Leases	• Judgment whether certain property lease extension options will be exercised by the Group.

Estimates and judgments are continuously evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are recognized prospectively.

Material estimates are described in the following table:

Goodwill and other intangible assets

•  Determination of the discount rate using external market information about market risk, interest rates and some CGU specific elements like country risk. For further information refer to note 13.

•  Estimation of future cash flows. For further information refer to note 13 and note 14.

Income taxes

•  Estimates of the recoverability of deferred tax assets, based on projected future taxable profits. For further information refer to note 10 and note 16.

•  The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due.

Inventory obsolescence	• Determination of the allowance for inventory obsolescence is based on the estimated future selling price of the inventory. For further information refer to note 18.

4. JBT voluntary takeover

On 24 June 2024, a voluntary takeover offer (the “Offer”) was launched by John Bean Technologies Corporation (“JBT”) for all of the issued and outstanding shares of Marel. The offer was made pursuant to the Transaction Agreement, dated 4 April 2024 (the “Transaction agreement”).

On 8 August 2024, a special meeting of the shareholders of JBT, in relation to the voluntary takeover offer for all outstanding shares in Marel, voted to approve the issuance of shares of JBT common stock in connection with JBT’s pending combination with Marel.

On 20 December 2024, the Offer period relating to the voluntary takeover by JBT of all of the issued and outstanding ordinary shares of Marel expired. Based on the final result of the Offer, JBT achieved acceptance of the Offer by Marel Shareholders representing approximately 97.5 percent of Marel Shares.

With the acceptance of the Offer by Marel Shareholders, the conditions to execute the Offer which included all necessary regulatory approvals were present and the Offer was subsequently executed and completed on 2 January 2025.

In 2024, Marel incurred EUR 16.5 million M&A related expenses related to JBT.

5. Business combinations

Business combinationsUnder IFRS 3, up to one year from the acquisition date, the initial accounting for business combinations is to be adjusted to reflect new information that has been received about facts and circumstances that existed at the acquisition date and would have affected the measurement of amounts recognized as of that date. As a result of such adjustments the values of assets and liabilities recognized may change in the one-year period from the acquisition date.

2023 acquisitions

E+V Technology

On 4 April 2023, Marel acquired 100% of the operating assets related to E+V, a global provider of advanced vision systems for the meat and poultry industries. E+V was founded in 1992, has 19 employees and annual revenues are around EUR 5 million. The company is headquartered in Oranienburg, Germany.

The total investment amounted to EUR 10.0 million, of which EUR 8.0 million was paid at closing of the deal and the remaining EUR 2.0 million will be paid in one year after closing of the deal subject to certain conditions.

Goodwill of EUR 5.2 million is allocated to the poultry and meat segments, related to the opportunity to leverage E+V’s product portfolio of vision solutions, its long-standing customer relationships and Marel’s global sales and service network. The goodwill for the E+V acquisition is deductible for corporate income tax if certain conditions are met.

Impact on the Consolidated Statement of Financial Position in 2023	E+V
Property, plant and equipment	0.1
Intangible assets	4.5
Inventories	0.2
Assets acquired	4.8
Liabilities assumed	—
Total net identified assets	4.8
Purchase consideration	10.0
Goodwill on acquisition	5.2

2022 acquisitions

Sleegers

On 21 April 2022, Marel concluded the acquisition of the entire share capital of Sleegers, a Dutch provider of interleaving, stacking, loading, and slicing solutions for food processers globally. Sleegers was founded in 1993, has 27 employees and around EUR 5.0 million in annual revenues. The joint offering by the two companies strengthens Marel’s position in the case-ready and prepared foods segments. The purchase consideration was paid with EUR 12.9 million in cash. The acquisition was financed through Marel’s strong cash position and existing credit facilities.

Goodwill amounted to EUR 5.9 million and is allocated to the meat and other segments and is primarily related to the strategic fit of Sleegers and Marel with a highly complementary product portfolio in the case-ready and prepared foods segments. The goodwill for the Sleegers acquisition is not deductible for corporate income tax.

Wenger

On 9 June 2022, Marel concluded the acquisition of the entire share capital of Wenger, including all relevant business activities of the group. Wenger is a global leader in processing solutions focused on pet food, plant-based proteins and aqua feed. Founded in 1935, Wenger is a family-owned business headquartered in Sabetha, Kansas, USA. Wenger has around 500 employees and around USD 190.0 million of annual revenues.

The purchase consideration included a cash consideration of USD 519.3 million (EUR 484.9 million), 1.0 million Marel shares (EUR 4.2 million) and a cash contribution of USD 4.0 million (EUR 3.8 million) into a not-for-profit private foundation, to continue the legacy of Wenger and its meaningful impact on the community, which was paid in 2023. The fair value of the Marel shares transferred was based on the listed share price of the Company at 9 June 2022 of EUR 4.37 per share.

In 2023, the PPA for Wenger Manufacturing LLC (“Wenger”) was finalized. No changes were recognized compared to the provisional PPA outcomes reported in the Group’s Annual Consolidated Financial Statements for the year ended 31 December 2022. Goodwill amounted to EUR 146.7 million and is primarily related to the strategic and cultural fit and a highly complementary product portfolio. The goodwill is allocated to the new segment plant, pet and feed. The goodwill for Wenger is tax deductible in the US.

The impact to Marel’s Consolidated Statement of Financial Position of acquisitions in 2022 is shown in the following table.

Impact on the Consolidated Statement of Financial Position in 2022	Wenger	Sleegers	Valka[1]	Total
Property, plant and equipment	69.2	0.3	—	69.5
Right of use assets	1.1	—	—	1.1
Intangible assets	206.7	5.1	(0.2)	211.8
Other non-current assets	0.9	—	—	0.9
Inventories	78.4	1.7	—	80.1
Contract assets	—	—	(1.8)	—
Trade receivables	22.3	0.9	—	23.2
Other receivables and prepayments	11.8	0.8	0.1	12.6
Cash and cash equivalents	19.8	0.2	—	20.0
Assets acquired	410.2	9.0	(1.9)	419.2
Non-controlling interests				—
Borrowings, current and non-current	12.1	—		12.1
Lease liabilities, current and non-current	1.1	—		1.1
Provisions, current and non-current	1.3	—		1.3
Deferred and other tax liabilities	0.4	1.2	(0.4)	1.6
Contract liabilities	33.0	0.3	(0.1)	33.3
Trade and other payables	16.1	0.5		16.6
Liabilities assumed	64.0	2.0	(0.5)	66.0
Total net identified assets	346.2	7.0	(1.4)	353.2
Purchase consideration	492.9	12.9	(1.3)	505.8
of which paid / to be paid in cash	488.7	12.9	(1.3)	501.6
of which paid / to be paid in shares	4.2	—	—	4.2
of which fair value of previously held interest	—	—		—
Goodwill on acquisition	146.7	5.9	0.1	152.6

1	Relates to PPA finalization for the 2021 Valka acquisition.

Valka

In 2022, the PPA for Valka ehf. was finalized. Compared to the provisional goodwill reported in the Consolidated Financial Statements for the period ended 31 December 2021, it resulted in an increase of goodwill of EUR 0.1 million and a decrease of the purchase consideration of EUR 1.3 million.

Purchase of non-controlling interest

On 1 February 2022, Marel acquired the remaining 50.0% of the shares of Curio for an additional investment of EUR 15.9 million. Curio and Marel have worked closely together since Marel’s initial investment in Curio on 22 October 2019 and as such, Marel initiated the acquisition of the remaining shares ahead of the timing agreed in the put option. Curio was consolidated in Marel’s financial results as of Q1 2021 at the moment Marel assessed it had control over Curio.

On 21 June 2022, Marel acquired the remaining 24.0% of the shares of MPS France S.A.R.L. (“MPS France”) for an additional investment of EUR 0.5 million.

As these additional investments in Curio and MPS France do not result in a change of control, the purchase is treated as an equity transaction. As a result, no changes in the carrying amounts of assets (including goodwill) were recognized. The difference between the change in non-controlling interest and the consideration paid is recognized directly in equity.

6. Revenues

Revenues

The Group’s revenue is derived from contracts with customers. Within the segments and within the operating companies, Marel is not relying on any individual major customers.

Disaggregation of revenue

In the following table, revenue is disaggregated by primary geographical markets (revenue is allocated based on the country where the customer is located):

Revenue by geographical markets	2024	2023	2022
Europe, Middle East and Africa[1]	794.8	857.0	818.8
Americas	685.8	689.4	709.6
Asia and Oceania	162.1	175.0	180.3
Total	1,642.7	1,721.4	1,708.7

1	Iceland accounts for EUR 10.3 million (2023: EUR 10.3 million, 2022: EUR 16.6 million).

In the following table revenue is disaggregated by equipment revenue (comprised of revenue from greenfield and large projects, standard equipment and modernization equipment) and aftermarket revenue (comprised of maintenance, service and spare parts):

Revenue by business mix	2024	2023	2022
Equipment revenue	821.4	935.5	1,019.5
Aftermarket revenue	821.3	785.9	689.2
Total	1,642.7	1,721.4	1,708.7

Trade receivables and contract balances

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

Trade receivables and contract balances	2024	2023	2022
Trade receivables	209.7	215.2	218.3
Contract assets	45.5	36.3	65.8
Contract liabilities	(268.1)	(295.0)	(324.3)

No information is provided about remaining performance obligations at 31 December 2024 that have an original expected duration of one year or less, as allowed by IFRS 15, “Revenues from Contracts with Customers”.

Marel continuously reassesses the impaired trade receivables and contract assets. A part of the impairment is related to product risk, the contract assets were impacted by an impairment charge of EUR 4.2 million (2023: EUR 1.3 million. 2022: EUR 2.3 million).

7. Expenses by nature

Expenses by nature	2024	2023	2022
Direct material costs	572.5	617.1	638.2
Employee benefits	661.8	681.8	662.4
Other personnel expenses	28.1	32.9	33.1
Depreciation, amortization and impairment	104.5	97.8	81.6
Other[1]	208.8	198.2	196.4
Total	1,575.7	1,627.8	1,611.7

1	Other expenses include mainly consultancy, IT, maintenance, marketing, outsourcing services, travel and utilities. The increase in Other expenses mainly relates to JBT related expenses.

8. Net finance costs

Net finance costs	2024	2023	2022
Finance costs:
Interest on borrowings	(55.7)	(49.3)	(18.4)
Interest on lease liabilities	(1.4)	(1.4)	(1.2)
Other finance expenses	(6.7)	(6.1)	(4.1)
Net foreign exchange loss	(7.0)	(0.6)	—
Subtotal finance costs	(70.8)	(57.4)	(23.7)
Finance income:
Interest income	2.1	0.4	1.5
Net foreign exchange gain	—	—	9.2
Subtotal finance income	2.1	0.4	10.7
Total	(68.7)	(57.0)	(13.0)

9. Employee benefits

Employee benefit expenses	2024	2023	2022
Salaries and wages	546.6	556.1	546.1
Social security contributions	76.0	75.8	68.9
Share-based payment expenses	(5.3)	6.2	7.4
Post retirement costs	44.5	43.7	40.0
Total	661.8	681.8	662.4

The employee benefit expenses relate to employees who are working on the payroll of Marel, both with permanent and temporary contracts.

Employee benefit expenses are presented in the Consolidated Statement of Income as follows:

Employee benefit expenses	2024	2023	2022
Cost of sales	348.5	349.7	337.2
Selling and marketing expenses	145.5	147.1	145.2
General and administrative expenses	86.4	97.0	96.5
Research and development expenses[1]	81.4	88.0	83.5
Total	661.8	681.8	662.4

1	EUR 13.5 million were capitalized in 2023 (2023: EUR 20.3 million, 2022: EUR 21.7million) as intangible assets.

For further information on post-employment benefit costs, refer to note 21.

For details on the remuneration of the members of the Board of Directors and Marel’s management, refer to note 25.

10. Income tax

Income tax recognized in the Consolidated Statement of Income	2024	2023	2022
Current tax	(18.8)	(18.2)	(32.1)
Deferred tax	(4.1)	13.1	15.7
Total	(22.9)	(5.1)	(16.4)

The Group believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax laws and prior experience.

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as shown in the next table.

Reconciliation of applicable to effective income tax	2024	%	2023	%	2022	%
Profit / (loss) before income tax	(2.2)		36.1		75.1
Income tax using Icelandic rate	0.5	21.0	(7.2)	20.0	(15.0)	20.0
Effect of tax rates in other jurisdictions	(1.8)	(81.8)	(1.0)	2.7	(4.2)	5.6
Weighted average applicable tax	(1.3)	(60.8)	(8.2)	22.7	(19.2)	25.6
Foreign exchange effect Iceland	0.5	22.7	0.1	(0.3)	(0.3)	0.4
Research and development tax incentives	2.5	113.6	4.0	(11.1)	5.0	(6.7)
Other permanent differences	(3.1)	(140.9)	(2.2)	6.2	(2.5)	3.3
(Impairment)/reversal of tax losses	(24.7)	(1,122.7)	(0.4)	1.1	(1.1)	1.5
Effect of changes in tax rates	(0.2)	(9.1)	0.1	(0.3)	(0.3)	0.4
Others	3.4	154.5	1.5	(4.2)	2.0	(2.7)
Tax charge included in the Consolidated Statement of Income	(22.9)	(1,042.7)	(5.1)	14.1	(16.4)	21.8

Global minimum top-up tax

The Pillar Two Rules effectuate that the Group will pay tax on its profits at an effective rate of at least 15% within each jurisdiction. The Group operates in a number of jurisdictions where Pillar Two legislation has been enacted or substantively enacted, including Germany, the Netherlands, Denmark, and the United Kingdom, among others.

As the Group falls within the scope of the Pillar Two, these rules may have an impact on the financial position of the Group as of 1 January 2024.

The group assessed the impact of the Pillar Two Rules via the application of the temporary Country by Country Reporting (“CbCR”) Safe Harbour Rules based on 2024 CbCR and financial information. For all the jurisdictions wherein the Group is active, at least one of the relevant temporary CbCR Safe Harbour Tests is met. As a result, the group does not expect to incur Pillar Two top-up Tax in any of its relevant jurisdictions.

As such, the group has not accounted for any current tax expense related to Pillar Two in the 2024 financial statements. The group is continuing to assess the impact of the Pillar Two rules on its future financial performance.

Tax rate change - Iceland

The Icelandic tax rate will change in 2024 (one-time) from 20% to 21%. The Group performed an assessment of the impact of this one-time tax rate change and concluded that this tax rate change does not have a material impact on the Group’s tax position.

11. Property, plant and equipment

	Land & buildings	Plant & machinery	Vehicles & equipment	Under construction	Total
At 1 January 2024
Cost	315.0	185.5	77.8	30.1	608.4
Accumulated depreciation	(93.6)	(110.4)	(58.6)	—	(262.6)
Net book value	221.4	75.1	19.2	30.1	345.8
Year ended 31 December 2024
Opening net book value	221.4	75.1	19.2	30.1	345.8
Divestments	(0.3)	(1.5)	(0.9)	—	(2.7)
Effect of movements in exchange rates	0.2	1.0	(0.3)	(0.0)	0.9
Additions	2.3	10.3	3.4	4.4	20.4
Transfer between categories	20.2	6.7	3.0	(29.9)	—
Impairment charge	(3.2)	—	—	—	(3.2)
Depreciation	(9.4)	(13.7)	(5.8)	—	(28.9)
Closing net book value	231.2	77.9	18.6	4.6	332.3
At 31 December 2024
Cost	331.9	191.5	61.3	4.6	589.3
Accumulated depreciation	(100.7)	(113.6)	(42.7)	—	(257.0)
Net book value	231.2	77.9	18.6	4.6	332.3

	Land & buildings	Plant & machinery	Vehicles & equipment	Under construction	Total
At 1 January 2023
Cost	293.1	178.0	73.3	29.2	573.6
Accumulated depreciation	(87.6)	(103.2)	(55.7)	—	(246.5)
Net book value	205.5	74.8	17.6	29.2	327.1
Year ended 31 December 2023
Opening net book value	205.5	74.8	17.6	29.2	327.1
Divestments	(0.8)	(0.9)	(0.2)	—	(1.9)
Effect of movements in exchange rates	(0.2)	(0.9)	(0.3)	(0.0)	(1.4)
Additions	5.4	9.4	6.7	28.4	49.9
Business combinations	—	—	0.1	—	0.1
Transfer between categories	20.1	6.8	0.6	(27.5)	—
Depreciation	(8.6)	(14.1)	(5.3)	—	(28.0)
Closing net book value	221.4	75.1	19.2	30.1	345.8
At 31 December 2023
Cost	315.0	185.5	77.8	30.1	608.4
Accumulated depreciation	(93.6)	(110.4)	(58.6)	—	(262.6)
Net book value	221.4	75.1	19.2	30.1	345.8

Depreciation

The impairment charge of property, plant and equipment analyzes as follows in the Consolidated Statement of Income:

Impairment of property, plant and equipment	2024	2023	2022
Cost of sales	1.0	—	—
Selling and marketing expenses	0.7	—	—
General and administrative expenses	1.4	—	—
Research and development expenses	0.1	—	—
Total	3.2	—	—

Depreciation of property, plant and equipment analyzes as follows in the Consolidated Statement of Income:

Depreciation of property, plant and equipment	2024	2023	2022
Cost of sales	14.5	13.4	10.7
Selling and marketing expenses	0.9	1.1	0.9
General and administrative expenses	11.6	11.6	11.5
Research and development expenses	1.9	1.9	1.1
Total	28.9	28.0	24.2

12. Right of use assets

	Land & buildings	Plant & machinery	Vehicles & equipment	Total
At 1 January 2024
Cost	47.8	2.8	35.6	86.2
Accumulated depreciation	(25.9)	(1.6)	(19.4)	(46.9)
Net book value	21.9	1.2	16.2	39.3
Year ended 31 December 2024
Opening net book value	21.9	1.2	16.2	39.3
Divestments	(3.9)	—	(2.3)	(6.2)
Effect of movements in exchange rates	0.4	—	0.2	0.6
Additions	12.6	—	10.7	23.3
Impairment	(1.7)	—	—	(1.7)
Depreciation	(6.6)	(0.4)	(8.2)	(15.2)
Closing net book value	22.7	0.8	16.6	40.1

	Land & buildings	Plant & machinery	Vehicles & equipment	Total
At 31 December 2024
Cost	47.3	3.0	37.2	87.5
Accumulated depreciation	(24.6)	(2.2)	(20.6)	(47.4)
Net book value	22.7	0.8	16.6	40.1

	Land & buildings	Plant & machinery	Vehicles & equipment	Total
At 1 January 2023
Cost	44.6	2.8	29.2	76.6
Accumulated depreciation	(19.6)	(1.3)	(15.9)	(36.8)
Net book value	25.0	1.5	13.3	39.8
Year ended 31 December 2023
Opening net book value	25.0	1.5	13.3	39.8
Divestments	(1.0)	—	(1.8)	(2.8)
Effect of movements in exchange rates	(0.2)	(0.0)	(0.0)	(0.2)
Additions	4.7	—	12.0	16.7
Depreciation	(6.6)	(0.3)	(7.3)	(14.2)
Closing net book value	21.9	1.2	16.2	39.3
At 31 December 2023
Cost	47.8	2.8	35.6	86.2
Accumulated depreciation	(25.9)	(1.6)	(19.4)	(46.9)
Net book value	21.9	1.2	16.2	39.3

Depreciation of right of use assets

For the annual maturity of the lease liabilities, refer to note 19.

The impairment charge of right of use assets analyzes as follows in the Consolidated Statement of Income:

Impairment of right of use assets	2024	2023	2022
General and administrative expenses	1.7	—	—
Total	1.7	—	—

Depreciation of right of use assets analyzes as follows in the Consolidated Statement of Income:

Depreciation of right of use assets	2024	2023	2022
Cost of sales	5.0	4.2	3.6
Selling and marketing expenses	2.6	2.5	2.3
General and administrative expenses	7.3	7.2	8.1
Research and development expenses	0.3	0.3	0.3
Total	15.2	14.2	14.3

13. Goodwill

	2024	2023
At 1 January
Cost	859.0	859.2
Net book value	859.0	859.2
Year ended 31 December
Opening net book value	859.0	859.2
Business combinations	—	5.2
Effect of movements in exchange rates	10.6	(5.4)
Closing net book value	869.6	859.0
At 31 December
Cost	869.6	859.0
Net book value	869.6	859.0

For 2023 business combinations relate to the acquisition of E+V Technology (increase in goodwill of EUR 5.2 million).

For 2022 business combinations relate to the acquisition of Wenger (increase in goodwill of EUR 146.7 million), Sleegers (increase in goodwill of EUR 5.9 million) and Valka (increase in goodwill of EUR 0.1 million due to the finalization of the PPA).

Further information on the acquisitions is disclosed in note 5 of the Consolidated Financial Statements.

Impairment testing

Annually, goodwill is tested for impairment at the level of the groups of CGUs, which are Marel’s operating segments:

•	Poultry

•	Meat

•	Fish

•	Plant, pet and feed; and

•	Other

Only at the level of the operating segments, the connection can be made between the business for which the goodwill was originally paid for and the results of the synergies after those acquisitions.

The annual impairment test includes property, plant and equipment, right of use assets, goodwill, other intangible assets and net working capital allocated to the groups of CGUs to determine the final recoverable amount.

The purpose of impairment testing is to determine whether the recoverable amount exceeds the carrying amount of the above mentioned assets. The recoverable amount of a group of CGUs is determined as the present value of the future cash flows expected to be derived from a group of CGUs, based on amongst others:

•	the estimated future cash flows that the Group expects the group of CGUs to earn;

•	possible variations in the amount or timing of those future cash flows;

•	the time value of money, which is reflected by using a discount rate based on the current market risk-free rate of interest; and

•	the price for the uncertainty inherent in the group of CGUs.

Key assumptions used in the impairment tests for the group of CGUs were sales growth rates, an adjusted EBITDA metric (defined as results from operations before depreciation, impairment and amortization) and the rates used for discounting the projected cash flows.

The sales growth rates and adjusted EBITDA used to estimate future cash flows are based on past performance, external market growth assumptions and industry long-term growth averages. Adjusted EBITDA in all segments is expected to increase over the projected period as a result of volume growth and cost efficiencies.

The cash flow projections for the period 2025-2027 are derived from Marel’s business plan, including a weighted growth rate for the years between 4.9% and 10.9% for all groups of CGUs, as aligned with the Board of Directors. The weighted growth rate for the years 2028 and 2029 of forecast cash flows is between 4.3% and 7.7% for all groups of CGUs, which is management’s best estimate. These growth rates are in line with external market predictions of the worldwide industry for providing equipment and solutions for the protein industry. Revenues, operating results and cash flows beyond the 5 year forecast period are extrapolated using estimated growth rates of 2.0% (31 December 2023: 2.1%). The terminal growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make.

The time value of money and price of uncertainty, calculated as the Weighted Average Cost of Capital (“WACC”), are based on external market information about market risk, interest rates and some group of CGU specific elements like country risk. The post-tax discount rate is calculated at the level of the groups of CGU level and is in the range of 8.9% - 10.0% (2023: 9.0% - 10.2%) for all groups of CGUs. The pre-tax discount rate for the groups of CGUs is calculated in the range of 10.6% - 12.9% (2023: 10.8% - 13.0%).

The key assumptions used for the impairment tests are listed below.

2024	Poultry	Meat	Fish	Plant, pet and feed	Other	Total
Goodwill	350.0	318.9	51.0	142.9	6.8	869.6
Terminal growth rate[1]	2.0%	2.0%	2.0%	2.0%	2.0%
Discount rate (post-tax)[2]	10.0%	9.0%	8.9%	9.6%	9.2%

2023	Poultry	Meat	Fish	Plant, pet and feed	Other	Total
Goodwill	342.4	315.4	52.2	142.2	6.8	859.0
Terminal growth rate[1]	2.1%	2.1%	2.1%	2.1%	2.1%
Discount rate (post-tax)[2]	10.2%	9.4%	9.0%	10.0%	9.1%

1	Weighted average growth rate used to extrapolate cash flows beyond management’s internal forecast period.
2	Discount rate applied to the cash flow projections.

The goodwill impairment test performed in the fourth quarter is rolled forward to 31 December 2024. The goodwill impairment tests performed in 2023 and 2022 showed that there was sufficient headroom at the time and that there were no triggers indicating that impairment is necessary. For all operating segments the recoverable amount exceeds the carrying amount by a substantial amount.

Sensitivity tests were performed on growth assumptions (a 50% reduction of the sales growth rate), adjusted EBITDA margin assumptions (a 1% decrease in adjusted EBITDA) and for WACC (a 1% increase in WACC). The sensitivity tests for the Poultry, Fish, Plant, pet and feed and Other group of CGUs showed that the conclusions would not have differed if significant adverse changes in key parameters had been assumed. The headroom for the Meat group of CGUs is limited and an adverse change in key parameters results in an impairment in future periods. Key parameters used for the Meat CGU in the impairment test are; sales growth rate based on a CAGR 5.9% over the 5 year base period, a terminal growth rate of 2.0%, an EBITDA margin improvement from 6.0% to 16.9% over the period and a post-tax WACC of 9.0%.

On 2 January 2025, JBT completed its acquisition of Marel. The preliminary estimated transaction consideration amounted to EUR 4.1 billion clearly above the carrying amount of net assets thus providing an additional indication that goodwill was not impaired.

14. Intangible assets

	Technology & development costs	Customer relations, patents & trademarks	Other intangibles	Total
At 1 January 2024
Cost	487.5	385.4	109.0	981.9
Accumulated amortization	(231.6)	(121.0)	(88.1)	(440.7)
Net book value	255.9	264.4	20.9	541.2

	Technology & development costs	Customer relations, patents & trademarks	Other intangibles	Total
Year ended 31 December 2024
Opening net book value	255.9	264.4	20.9	541.2
Effect of movements in exchange rates	6.0	7.5	0.0	13.5
Additions	20.5	—	7.0	27.5
Impairment charge	(6.4)	—	—	(6.4)
Amortization	(23.1)	(19.0)	(7.0)	(49.1)
Closing net book value	252.9	252.9	20.9	526.7
At 31 December 2024
Cost	507.8	396.0	114.3	1,018.1
Accumulated amortization	(254.9)	(143.1)	(93.4)	(491.4)
Net book value	252.9	252.9	20.9	526.7

	Technology & development costs	Customer relations, patents & trademarks	Other intangibles	Total
At 1 January 2023
Cost	469.4	388.0	101.7	959.1
Accumulated amortization	(211.8)	(104.1)	(80.9)	(396.8)
Net book value	257.6	283.9	20.8	562.3
Year ended 31 December 2023
Opening net book value	257.6	283.9	20.8	562.3
Business combinations	1.1	3.4	—	4.5
Effect of movements in exchange rates	(2.5)	(3.7)	(0.0)	(6.2)
Additions	28.8	—	7.4	36.2
Impairment loss	(6.3)	—	(0.9)	(7.2)
Transfer between categories	—	(0.4)	0.4	—
Amortization	(22.8)	(18.8)	(6.8)	(48.4)
Closing net book value	255.9	264.4	20.9	541.2
At 31 December 2023
Cost	487.5	385.4	109.0	981.9
Accumulated amortization	(231.6)	(121.0)	(88.1)	(440.7)
Net book value	255.9	264.4	20.9	541.2

Business combinations for 2023 relate to the acquisition of E+V Technology.

The additions for 2024 of EUR 27.5 million (2023: EUR 36.2 million) predominantly comprise internally generated assets for product development and for development of software products.

The recoverability of the capitalized development cost is subject to an annual impairment test, to verify if expected future economic benefits justify the values captured in the intangible fixed assets. The Group used a discounted cash flow analysis for this purpose based on a post-tax discount rate of 9.9%.

The impairment charge in intangible assets analyzes as follows in the Consolidated Statement of Income:

Impairment of intangible assets	2024	2023	2022
General and administrative expenses	—	0.9	—
Research and development expenses	6.4	6.3	—
Total	6.4	7.2	—

Amortization of intangible assets analyzes as follows in the Consolidated Statement of Income:

Amortization of intangible assets	2024	2023	2022
Cost of sales	0.4	—	—
Selling and marketing expenses	19.2	18.8	16.2
General and administrative expenses	6.4	7.0	6.4
Research and development expenses	23.1	22.6	20.5
Total	49.1	48.4	43.1

15. Trade receivables, other receivables and prepayments

Trade receivables, other receivables and prepayments	2024	2023
Trade receivables	212.5	217.4
Less: allowance for impairment	(2.8)	(2.2)
Trade receivables - net	209.7	215.2
Prepayments	32.5	31.2
Other receivables	50.1	54.7
Other receivables and prepayments	82.6	85.9

The carrying amounts of trade receivables and other receivables and prepayments approximate their fair value.

The individually impaired receivables mainly relate to customers, which are in unexpectedly difficult economic situations. There were no material reversal of write-downs of trade receivables. The impairment and reversals have been included in selling and marketing expenses in the Consolidated Statement of Income. Due to the insignificant amount impaired, these are not shown separately in the Consolidated Statement of Income.

The other receivables and prepayments do not contain impaired assets. Information about the Group’s exposure to credit and market risks is included in note 23.

The aging of trade receivables is as follows:

Aging of trade receivables	2024	2023
Not overdue	137.2	134.9
Up to 90 days overdue	51.5	61.3
Over 90 days overdue	23.8	21.2
Total trade receivables	212.5	217.4
Allowance for impairment	(2.8)	(2.2)
Total trade receivables - net	209.7	215.2

The carrying amounts of the Group’s trade receivables (current portion) are denominated in the following currencies:

Trade receivables in currencies	2024	2023
EUR	103.0	109.2
USD	82.2	82.6
GBP	4.9	2.7
BRL	8.3	7.8
Other currencies	14.1	15.1
Total trade receivables	212.5	217.4
Allowance for impairment	(2.8)	(2.2)
Total trade receivables - net	209.7	215.2

16. Deferred income tax

The gross movement on the deferred income tax account is as follows:

Deferred income taxes	2024	2023
At 1 January	(46.0)	(59.1)
Exchange differences	(0.3)	(0.4)
Consolidated Statement of Income charge (excluding tax rate change)	(3.9)	12.9
Effect of changes in tax rates	(0.2)	0.2
Recognized in other comprehensive income	(0.5)	0.4
At 31 December	(50.9)	(46.0)

Deferred income taxes recognized in the Consolidated Statement of Financial Position are as follows:

Deferred income taxes	2024	2023
Deferred income tax assets	35.1	38.9
Deferred income tax liabilities	(86.0)	(84.9)
Total	(50.9)	(46.0)

During 2024 the recoverability of deferred income tax assets recognized for tax loss carry forwards has been tested based on future profits expected in managements internal forecasts based on the Q4 budgeting process and an assessment was made of offsetting deferred tax liabilities to support tax losses recognition, resulting in an impairment on the deferred income tax assets amounting to EUR 24.7 million (2023: impairment of EUR 0.4 million).

Available tax losses will expire according to below schedule:

	2024		2023
Tax losses	Total tax losses	Of which not capitalized	Total tax losses	Of which not capitalized
Less than 6 years	47.6	44.9	34.9	10.5
Between 6 and 10 years	42.5	37.2	37.3	6.5
More than 10 years	1.4	1.3	1.5	1.4
Indefinite	67.0	50.4	57.4	15.0
Total	158.5	133.8	131.1	33.4

Deferred tax assets and liabilities are attributable to the following:

Movement in deferred tax balances	At 1 January 2024	Recognized in income statement	Other[1]	At 31 December 2024	Deferred Tax Assets	Deferred Tax Liabilities
Property, plant and equipment	(11.2)	—	0.1	(11.1)	1.4	(12.5)
Right of use assets	0.3	0.4	—	0.7	10.7	(10.0)
Intangible assets	(87.4)	1.5	(0.2)	(86.1)	4.7	(90.8)
Other receivables	0.8	0.9	(0.2)	1.5	4.8	(3.3)
Other financial assets	0.5	(0.1)	(0.5)	(0.1)	0.9	(1.0)
Inventories	6.7	1.7	0.2	8.6	9.1	(0.5)
Non-current liabilities	6.8	9.1	0.8	16.7	16.7	—
Provisions	2.0	(0.9)	(0.2)	0.9	1.6	(0.7)
Current liabilities	10.8	1.2	(0.3)	11.7	11.8	(0.1)
Subtotal	(70.7)	13.8	(0.3)	(57.2)	61.7	(118.9)
Tax losses	24.7	(17.8)	(0.6)	6.3	6.3	—
Deferred tax assets (liabilities) before set-off	(46.0)	(4.0)	(0.9)	(50.9)	68.0	(118.9)
Set-off of tax				—	(32.9)	32.9
Net deferred tax assets (liabilities)				(50.9)	35.1	(86.0)

Movement in deferred tax balances	At 1 January 2023	Recognized in income statement	Other[1]	At 31 December 2023	Deferred Tax Assets	Deferred Tax Liabilities
Property, plant and equipment	(12.9)	2.3	(0.6)	(11.2)	1.1	(12.3)
Right of use assets	0.2	—	0.1	0.3	10.0	(9.7)
Intangible assets	(85.5)	(1.8)	(0.1)	(87.4)	7.7	(95.1)
Other receivables	1.3	(0.5)	0.0	0.8	4.0	(3.2)
Other financial assets	(0.2)	(0.1)	0.8	0.5	0.9	(0.4)
Inventories	4.1	2.8	(0.2)	6.7	7.3	(0.6)
Non-current liabilities	2.1	4.8	(0.1)	6.8	7.0	(0.2)
Provisions	1.7	0.3	0.0	2.0	2.6	(0.6)
Current liabilities	13.6	(2.9)	0.1	10.8	11.1	(0.3)
Subtotal	(75.6)	4.9	0.0	(70.7)	51.7	(122.4)
Tax losses	16.5	8.0	0.2	24.7	31.2	(6.5)
Deferred tax assets (liabilities) before set-off	(59.1)	12.9	0.2	(46.0)	82.9	(128.9)
Set-off of tax				—	(44.0)	44.0
Net deferred tax assets (liabilities)				(46.0)	38.9	(84.9)

1	Other includes the effect of tax rate changes and movements of assets and liabilities recognized in OCI, which includes foreign currency translation differences, acquisitions and divestments.

17. Inventories

Inventories	2024	2023
Raw materials	16.8	21.5
Semi-finished goods	292.4	311.2
Finished goods	64.7	66.2
Gross inventories	373.9	398.9
Allowance for obsolescence and/or net realizable value	(60.0)	(46.4)
Net inventories	313.9	352.5

The cost of inventories recognized as an expense and included in cost of sales amounted to EUR 771.5 million (2023: EUR 846.6 million, 2022: EUR 834.5 million).

In 2024, inventories have been reduced by EUR 14.8 million (2023: EUR 8.0 million, 2022 EUR 9.0 million) as a result of write-down to net realizable value. The write-down is recognized as an expense and included in cost of sales. There were no material reversals of write-downs to net realizable value.

18. Equity

Share capital	Ordinary shares (thousands)	Treasury shares (thousands)	Outstanding number of shares (thousands)
At 1 January 2024	771,008	(17,057)	753,951
Treasury shares - used	—	—	—
At 31 December 2024	771,008	(17,057)	753,951
	100.00%	2.21%	97.79%
At 1 January 2023	771,008	(18,293)	752,715
Treasury shares - used	—	1,236	1,236
At 31 December 2023	771,008	(17,057)	753,951
	100.00%	2.21%	97.79%
At 1 January 2022	771,008	(15,263)	755,745
Treasury shares - purchased	—	(4,602)	(4,602)
Treasury shares - used	—	1,572	1,572
At 31 December 2023	771,008	(18,293)	752,715
	100.00%	2.37%	97.63%

Class of share capital	2024	2023	2022
Nominal value	6.7	6.7	6.7
Share premium reserve	425.8	425.8	426.9
Reserve for share-based payments	—	13.5	13.3
Total share premium reserve	425.8	439.3	440.2

Share capital

The total authorized number of ordinary shares on the Nasdaq and Euronext exchanges is 771.0 million (31 December 2023: 771.0 million, 31 December 2022: EUR 771.0 million) with a nominal value of ISK 1 per share. All issued shares are fully paid.

Holders of ordinary shares are entitled to dividends as declared from time to time and are entitled to one vote per share at shareholders meetings of the Company. Shareholders who hold shares in Marel on Nasdaq and Euronext have identical voting rights and the same rights to dividends. All rights attached to the Company’s treasury shares are suspended until those shares are sold again.

On 2 January 2025, JBT completed its voluntary takeover offer to shareholders of Marel to acquire all of the issued and outstanding ordinary shares of Marel pursuant to the transaction agreement dated 4 April 2024. Based on the final results of the Offer, the Company received acceptance by Marel Shareholders representing 735,338,954 Marel Shares, corresponding to approximately 97.5 percent of all issued and outstanding Marel Shares.

As JBT’s ownership in Marel exceeds 90 percent of all Marel shares after settlement of the Offer, JBT started the process to redeem any Marel Shares not tendered in the Offer by way of a compulsory purchase, pursuant to Articles 24 and 25 of the Icelandic Act on Public Limited Companies no. 2/1995, as amended, and Article 110 of the Icelandic Takeover Act no. 108/2007, as amended. This process was completed 4 February 2025 after which JBT Marel holds all issued and outstanding ordinary shares of Marel.

Dividends

In 2024, a dividend of EUR 6.2 million (EUR 0.82 cents per share) was declared and paid to the shareholders for the operational year 2023. This corresponds to approximately 20% of net result for the operational year 2023 (in 2023, a dividend of EUR 11.7 million (EUR 1.56 cents per share) was declared and paid for the operational year 2022, in 2022, a dividend of EUR 38.7 million (EUR 5.12 cents per share) was declared and paid for the operational year 2021).

Treasury shares

From time to time the Company purchases its own shares in the market. Treasury shares purchased by the Company are intended to be used for issuing stock options and as payment for potential future acquisitions. Buy and sell decisions are taken by the Board of Directors. Based on a motion approved in the Annual General Meeting of shareholders on 20 March 2024, the Board of Directors can purchase up to 10% of the Company’s own shares. Requirements pursuant to Article 55 of the Icelandic Companies Act No. 2/1995 need to be taken into consideration when own shares are purchased on the basis of this authorization. This authorization is effective for 18 months following the motions approval.

At the end of 2024 Marel held 17.1 million treasury shares.

In 2023, Marel used 1.2 million treasury shares (EUR 2.7 million) to fulfill obligations of a share based compensation program granted to the Wenger employees, as agreed during the acquisition, and to fulfill obligations of stock option agreements to Marel employees. At the end of 2023 Marel held 17.1 million treasury shares.

In 2022, Marel purchased 4.6 million treasury shares for a total amount of EUR 19.8 million. Marel used 0.6 million treasury shares (EUR 0.5 million) to fulfill obligations of stock option agreements to its employees and used 1.0 million treasury shares (EUR 4.2 million) as part of the purchase consideration for the acquisition of Wenger. At the end of 2022 Marel held 18.3 million treasury shares.

Stock options

Stock options are granted to management and selected employees in strategic positions. The exercise prices of options granted are originally the same as the market price at the date of each granting. The exercise prices are adjusted afterwards according to dividend per share when paid, i.e. the exercise prices are lowered by the same amount as the paid dividend per share (cent against cent).

The option holders in Marel’s senior leadership are required to hold shares, corresponding to the net profit gained from the options (after tax) until the following holding requirements are reached, measured in total share value owned as a multiple of annual base salary: CEO three times, other members of the Executive Board two times, and other members in Marel’s senior leadership, as decided by the Executive Board, one time.

Options are conditional on the employee completing particular periods’ / years’ service (the vesting period).

On 20 December 2024, the Offer period relating to the voluntary takeover by JBT of all of the issued and outstanding ordinary shares of Marel expired. Based on the final result of the Offer, JBT achieved acceptance of the Offer by Marel Shareholders representing approximately 97.5 percent of Marel Shares triggering the change of control clause in the stock option agreements.

Each stock option that was granted prior to the date of the Transaction Agreement and remained outstanding as of immediately prior to the Offer Closing Time with an exercise price per share less than the volume-weighted average trading price of a Marel Share on the last trading day immediately prior to the date on which settlement of the Offer is made (the “Marel Closing Price”), whether vested or unvested, was automatically cancelled and converted into the right to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of Marel Shares subject to such Marel Stock Option as of immediately prior to the Offer Closing Time and (ii) the excess, if any, of the Marel Closing Price over the exercise price per share of such Marel Stock Option. A payable position has been reported for this in personnel payables as per 31 December 2024 which was settled in the January payroll run. Each Marel Stock Option with an exercise price per share equal to or greater than the Marel Closing Price was cancelled without any cash payment being made in respect thereof.

Movements in the number of stock options outstanding and their related weighted average exercise prices are as follows:

Movements of stock options	Average exercise price per share	Stock options (thousands)
At 1 January 2024	EUR 4.450	23,491
Granted	—	—
Forfeited / expired	EUR 4.171	(8,877)
Cash settled due to change of control	EUR 3.751	(7,466)
Cancelled due to change of control	EUR 5.501	(7,148)
At 31 December 2024		—
Exercisable stock options at 31 December 2024		—
At 1 January 2023	EUR 4.516	23,117
Granted	EUR 3.768	10,440
Exercised	EUR 3.185	(3,998)
Forfeited / expired	EUR 4.306	(6,068)
At 31 December 2022	EUR 4.450	23,491
Exercisable stock options at 31 December 2023		4,560

Share premium reserve

The share premium reserve is comprised of payments in excess of nominal value of ISK 1 per share that shareholders have paid for shares sold by the Company, less payments in excess of nominal value that the Company has paid for treasury shares. According to the Icelandic Companies Act, 25% of the nominal value share capital must be held in reserve which cannot be paid out as dividend to shareholders. Marel is compliant with this requirement.

Other reserves

Other reserves in shareholder’s equity include the following:

•

hedge reserve: comprises revaluations on derivatives, on which hedge accounting is applied. The value relates to derivatives for the Group, the interest rate swap contracts and the foreign exchange contracts; and

•	translation reserve: comprises the translation results of the consolidation of subsidiaries reporting in foreign currencies, as well as a currency revaluation related to financing of subsidiaries.

Other reserves	Hedge reserve	Translation reserve	Total other reserves
Balance at 1 January 2024	(1.7)	(42.7)	(44.4)
Total other comprehensive income	1.8	6.4	8.2
Balance at 31 December 2024	0.1	(36.3)	(36.2)

Other reserves	Hedge reserve	Translation reserve	Total other reserves
Balance at 1 January 2023	(0.0)	(33.4)	(33.4)
Total other comprehensive income	(1.7)	(9.3)	(11.0)
Balance at 31 December 2023	(1.7)	(42.7)	(44.4)

Other reserves	Hedge reserve	Translation reserve	Total other reserves
Balance at 1 January 2022	0.6	(22.7)	(22.1)
Total other comprehensive income	(0.6)	(10.7)	(11.3)
Balance at 31 December 2022	0.0	(33.4)	(33.4)

Limitation in the distribution of Shareholders’ equity

As at 31 December 2024, pursuant to Icelandic law, certain limitations exist relating to the distribution of shareholders’ equity. Such limitations relate to legal reserves required by Icelandic law included under retained earnings for capitalized intangible assets related to product development projects and for legal reserves relating to any legal or economic restrictions to the ability of affiliated companies to transfer funds to the parent company in the form of dividends.

The legal reserve included under retained earnings for capitalized intangible assets related to product development projects amounted to EUR 106.2 million as at 31 December 2024 (31 December 2023: EUR 106.3 million).

Since the profits retained in Marel hf.’s subsidiaries can be distributed and received in Iceland, no legal reserve for any legal or economic restrictions to the ability of affiliated companies to transfer funds to the parent company in the form of dividends is required.

The amount of the legal reserve for the share of profit of affiliates is reduced by dividends received from those companies and those dividends from them which can be claimed. Therefore Marel could, based on its control as the parent company, decide to let its subsidiaries pay dividends. The dividends would lower the amount of legal reserves within equity and therefore leave more room for Marel to make dividend payments to its shareholders. The provision of the Icelandic Financial Statement Act No. 3/2006 does not prevent Marel from making dividend payments to its shareholders as the Company has sufficient retained earnings from previous years.

19. Borrowings and lease liabilities

Marel has the following main funding facilities in place:

Schuldschein promissory notes

On 7 December 2018 Marel finalized an issue of Schuldschein promissory notes for EUR 140.0 million. The investors were a mixture of Central European and Asian commercial banks. The notes were split in 5 and 7 year terms and a mixture of fixed and floating rates:

•	EUR 15.5 million at 1.366% fixed interest for 5 years;

•	EUR 8.5 million at 1.83% fixed interest for 7 years;

•	EUR 106.0 million with floating EURIBOR rate and 1.1% margin for 5 years; and

•	EUR 10.0 million with floating EURIBOR rate and 1.3% margin for 7 years.

In December 2023, Marel repaid the notes with a 5 year term of EUR 121.5 million. In December 2024, Marel repaid the remaining notes with a 7 year term of EUR 18.5 million.

Syndicated revolving credit facility

On 5 February 2020 Marel signed a syndicated revolving credit facility of EUR 700.0 million with seven leading international banks: ABN AMRO, BNP Paribas, Danske Bank, HSBC, ING Bank, Rabobank and UniCredit. The facility is based on investment grade Loan Market Association documentation. The key elements of the syndicated revolving credit facility are:

•	the term of the EUR 700.0 million syndicated revolving credit facility is for five years with two one-year extension options with final maturity in February 2027 if utilized;

•	initial interest terms were EURIBOR/LIBOR +80bp and will vary in line with Marel’s leverage ratio (per Marel’s credit agreement) and the facility utilization level; and

•	the credit facility includes an incentive structure based on a set of sustainability KPIs. Based on the extent to which the KPIs are met, Marel will either receive a margin reduction or increase.

In July 2023, Marel signed a two-year extension to the credit facility utilizing the extension options, with final maturity in February 2027.

Syndicated USD 300.0 million term loan

On 2 November 2022, Marel signed a USD 300.0 million term loan with the same group of banks as the EUR 700.0 million revolving facility. The key elements of the term loan are:

•	the term of the USD 300.0 million loan is for three years with two uncommited one-year extension options;

•	interest terms are SOFR +250bp and will vary in line with Marel’s leverage ratio (per Marel’s credit agreement).

Syndicated EUR 150.0 million term loan

On 17 July 2023, Marel signed a EUR 150.0 million term loan with its long standing partners: ABN AMRO, BNP Paribas, Danske Bank, HSBC, ING, and Rabobank. The key elements of the term loan are:

•	the term of the EUR 150.0 million loan is for two years with two uncommited one-year extension options;

•	interest terms are SOFR +250bp and will vary in line with Marel’s leverage ratio (per Marel’s credit agreement).

All facilities include a 0% interest floor on the relevant base rates. At inception of the facilities, the 0% floors did not have an intrinsic value and have not been separated from the original contract in the Consolidated Statement of Financial Position.

Borrowings and lease liabilities

Borrowings and lease liabilities	2024	2023
Borrowings	392.8	819.8
Lease liabilities	29.9	29.8
Non-current	422.7	849.6
Borrowings	436.7	0.0
Lease liabilities	13.0	11.2
Current	449.7	11.2
Total	872.4	860.8
Borrowings	829.5	819.8
Lease liabilities	42.9	41.0
Total	872.4	860.8

As of 31 December 2024, interest bearing debt amounted to EUR 875.7 million excluding capitalized finance costs and including lease liabilities (31 December 2023: EUR 865.2 million).

The Group loan agreements contain restrictive covenants, relating to interest cover and leverage. At 31 December 2024 and 31 December 2023 the Group complies with all restrictive covenants.

The Group has the following headroom in committed facilities:

Available headroom	2024	2023
Expiring within one year	—	—
Expiring beyond one year	284.9	313.7
Total	284.9	313.7

Borrowings and lease liabilities in currency recorded in EUR	Capitalized
at 31 December 2024	Borrowings	finance charges	Lease liabilities	Total
Liabilities in EUR	490.0	(2.4)	16.0	503.6
Liabilities in USD	342.8	(0.9)	12.0	353.9
Liabilities in other currencies	—	—	14.9	14.9
Total	832.8	(3.3)	42.9	872.4
Current maturities	(439.7)	3.0	(13.0)	(449.7)
Non-current maturities	393.1	(0.3)	29.9	422.7

Borrowings and lease liabilities in currency recorded in EUR	Capitalized
at 31 December 2023	Borrowings	finance charges	Lease liabilities	Total
Liabilities in EUR	493.5	(3.1)	15.0	505.4
Liabilities in USD	329.9	(1.3)	10.0	338.6
Liabilities in other currencies	0.8	—	16.0	16.8
Total	824.2	(4.4)	41.0	860.8
Current maturities	(2.0)	2.0	(11.2)	(11.2)
Non-current maturities	822.2	(2.4)	29.8	849.6

Annual maturity of non-current borrowings and lease	Capitalized
liabilities at 31 December 2024	Borrowings	finance charges	Lease liabilities	Total
Between 1 and 2 years	—	(0.3)	11.4	11.1
Between 2 and 3 years	393.1	—	7.6	400.7
Between 3 and 4 years	—	—	3.3	3.3
Between 4 and 5 years	—	—	4.3	4.3
After 5 years	—	—	3.3	3.3
Total	393.1	(0.3)	29.9	422.7

Annual maturity of non-current borrowings and lease	Capitalized
liabilities at 31 December 2023	Borrowings	finance charges	Lease liabilities	Total
Between 1 and 2 years	441.3	(1.8)	10.6	450.1
Between 2 and 3 years	1.3	(0.6)	7.4	8.1
Between 3 and 4 years	375.8	—	3.0	378.8
Between 4 and 5 years	1.0	—	4.2	5.2
After 5 years	2.8	—	4.6	7.4
Total	822.2	(2.4)	29.8	849.6

On 2 January 2025, as part of the voluntary takeover activities by JBT, all remaining external borrowings of Marel were repaid. For further information on the repayment of Marel’s external debt, refer to note 26.

Reconciliation of movements of liabilities to cash flows arising from financing activities:

	Borrowings and lease liabilities	Interest rate swap and forward exchange contracts – assets	Interest rate swap and forward exchange contracts – liabilities	Share capital and share premium reserve	Other reserves	Retained earnings	Total
At 1 January 2024	860.8	(1.7)	4.0	446.0	(44.4)	640.0	1,904.7
Changes from financing cash flows
Net proceeds from loans and borrowings	80.0						80.0
Capitalized finance charges	(1.9)			—			(1.9)
Repayment of borrowings	(93.1)						(93.1)
Payment of lease liabilities	(16.6)						(16.6)
Dividend paid						(6.2)	(6.2)
Total changes from financing cash flows	(31.6)	—	—	—	—	(6.2)	(37.8)
The effect of changes in foreign exchange rates	22.3						22.3
Changes in fair value		(2.0)	(0.6)				(2.6)
Other changes
New leases	17.9						17.9
Borrowing costs expensed	3.0						3.0
Total liability related other changes	20.9	—	—	—	—	—	20.9
Total equity related other changes				(13.5)	8.2	(22.2)	(27.5)
At 31 December 2024	872.4	(3.7)	3.4	432.5	(36.2)	611.6	1,880.0

	Borrowings and lease liabilities	Interest rate swap and forward exchange contracts – assets	Interest rate swap and forward exchange contracts – liabilities	Share capital and share premium reserve	Other reserves	Retained earnings	Total
At 1 January 2023	892.4	(3.3)	3.5	446.9	(33.4)	614.6	1,920.7
Changes from financing cash flows
Net proceeds from loans and borrowings	215.0						215.0
Repayment of borrowings	(233.1)						(233.1)
Payment of lease liabilities	(14.3)						(14.3)
Dividend paid						(11.7)	(11.7)
Total changes from financing cash flows	(32.4)	—	—	—	—	(11.7)	(44.1)

	Borrowings and lease liabilities	Interest rate swap and forward exchange contracts – assets	Interest rate swap and forward exchange contracts – liabilities	Share capital and share premium reserve	Other reserves	Retained earnings	Total
The effect of changes in foreign exchange rates	(12.1)						(12.1)
Changes in fair value		1.6	0.5				2.1
Other changes
Liability related	(2.1)						(2.1)
New leases	16.7						16.7
Borrowing costs expensed	(1.7)						(1.7)
Total liability related other changes	12.9	—	—	—	—	—	12.9
Total equity related other changes				(0.9)	(11.0)	37.1	25.2
At 31 December 2023	860.8	(1.7)	4.0	446.0	(44.4)	640.0	1,904.7

20. Provisions

	Guarantee commitments	Other long- term employee benefits	Other provisions	Total
Balance at 1 January 2024	8.8	3.1	3.6	15.5
Additions	1.4	0.5	6.5	8.4
Effect of movements in exchange rates	—	0.1	—	0.1
Used	(0.9)	(0.6)	(4.0)	(5.5)
Released	(1.5)	(0.2)	(2.7)	(4.4)
Balance at 31 December 2024	7.8	2.9	3.4	14.1

	Guarantee commitments	Other long- term employee benefits	Other provisions	Total
Balance at 1 January 2023	9.6	3.5	5.8	18.9
Additions	1.7	1.6	5.4	8.7
Effect of movements in exchange rates	—	(0.1)	(0.1)	(0.2)
Used	(0.8)	(1.9)	(6.2)	(8.9)
Released	(1.7)	—	(1.3)	(3.0)
Balance at 31 December 2023	8.8	3.1	3.6	15.5

Analysis of provisions	2024	2023
Non-current	5.1	5.5
Current	9.0	10.0
Total	14.1	15.5

Guarantee commitments

A provision for guarantees is formed for certain products and undertakes to repair or replace items that fail to perform satisfactorily. The majority of the liability is expected to be settled within one to three years.

Other long-term employee benefits

The provisions for other long-term employee benefits relate mainly to length-of-service and end-of-service payments. The majority of the liability is expected to be settled after five years.

Other provisions

The majority of the other provisions is expected to be settled in the next year.

21. Post-employment benefits

The Group maintains various pension plans covering the majority of its employees.

The Company’s pension costs for all employees for 2024 were EUR 44.5 million (2023: EUR 43.7 million, 2022: EUR 40.0 million). This includes defined contribution plans for EUR 25.0 million (2023: EUR 24.4 million, 2022: EUR 23.4 million), as well as a pension plan based on a multi-employer union plan for EUR 19.5 million (2023: EUR 19.3 million, 2022: EUR 16.6 million).

The Company’s employees in the Netherlands, 1,956 (2023: 1,908, 2022: 1,935), participate in a multi-employer union plan (“Bedrijfstakpensioenfonds Metalektro”, PME). This plan is determined in accordance with the collective bargaining agreements effective for the industry in which Marel operates. This pension plan is treated as a defined contribution scheme based on the following grounds:

•	it is an industry-wide pension fund, used by the Company in common with other legal entities;

•	under the regulations of the PME, the only obligation for the affiliated businesses towards the PME is to pay the annual premium liability; and

•	the affiliated businesses are under no obligation whatsoever to pay off any deficits the PME may incur, nor do they have any claim to any potential surpluses.

The multi-employer plan covers approximately 1,500 companies and 174,000 contributing members. The plan monitors its risks on a global basis, not by company or employee, and is subject to regulation by Dutch governmental authorities. By law (‘’the Dutch Pension Act’’), a multi-employer union plan must be monitored against specific criteria, including the coverage ratio of the plan’s assets to its obligations. Every company participating in a Dutch multi-employer union plan contributes a premium calculated as a percentage of its total pensionable wages and salaries, with each company subject to the same percentage contribution rate.

The Company’s net periodic pension cost for this multi-employer plan for any period is the amount of the required contribution for that period.

The coverage ratio (“Beleidsdekkingsgraad”) of the multi-employer plan decreased to 112.7% as per 31 December 2024 (31 December 2023: 113.3%, 31 December 2022: 111.7%). The coverage ratio is below the required equity of 118.0%. The Recovery Plan PME (“Herstelplan PME”) indicates that the coverage ratio will increase within 10 years to the minimum required equity of 118.0%.

In 2025 the pension premium will be 28.0% of the total pensionable salaries (2024: 28.0%, 2023: 28.0%), in accordance with the articles of association of the Pension Fund. The employee contribution will be 10.9% (2024: 10.9%, 2023: 10.9%); the employer contribution will be 17.1% (2024: 17.1%, 2023: 17.1%).

The coverage ratio is calculated by dividing the fund’s capital by the total sum of pension liabilities and is based on actual market interest.

22. Trade and other payables

Trade and other payables	2024	2023
Trade payables	114.0	98.7
Accruals	8.2	6.8
Personnel payables	95.5	87.5
Other payables	83.8	100.1
Total	301.5	293.1
Less non-current portion	(2.7)	(2.7)
Current portion of trade and other payables	298.8	290.4

Information about the Group’s exposure to currency and liquidity risks is included in note 23.

23. Financial instruments and risks

Financial risk factors

Information is presented below about the Group’s exposure to each of the below mentioned risks, the Group’s objectives, policies and processes for measuring and managing the risk. Further quantitative disclosures are included throughout the Consolidated Financial Statements.

Risk management framework

The main financial risks faced by Marel relate to market risk, credit risk and liquidity risk. Risk management is carried out by the central treasury department (Group Treasury) under policies and with instruments approved by the Board of Directors. Group Treasury identifies, evaluates and hedges financial risks in close cooperation with the Group’s operating units. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments to hedge certain risk exposures and does not enter into financial contracts for speculative purposes.

During the year the Audit Committee oversaw how management monitors compliance with the Group’s risk management policies and procedures, and reviewed the adequacy of the risk management framework in relation to the risks faced by the Group. After the voluntary takeover by JBT, the Board of Directors took over this oversight responsibility. The Board of Directors is assisted in its oversight role by Internal Audit. Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the Board of Directors.

Market risk

Market risk is the risk that changes in market prices will affect the Group’s income or the value of its holdings of financial instruments. Market risk comprises (a) foreign exchange risk and (b) interest rate risk. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

(a) Foreign exchange risk

The Group’s Consolidated Financial Statements are presented in Euro (“EUR”) and accordingly the results of operations are exposed to fluctuations in exchange rates between the EUR and other currencies. Changes in currency exchange rates can result in losses in Marel’s Consolidated Financial Statements. The Group is particularly exposed to fluctuations in the exchange rates between the USD, GBP, ISK and BRL, primarily with respect to the EUR. Financial exposure is hedged in accordance with the Group’s general policy and within set limits. The Group monitors foreign exchange risk arising from commercial transactions, recognized assets and liabilities (transaction risk) that are determined in a currency other than the entity’s functional currency. Derivative hedging is applied if the exposure is outside of the risk tolerance band on a consolidated basis. Generally Marel maintains a good natural hedge in its operations with a good match between revenues and costs in most currencies although less than 1% of revenues are denominated in ISK, while around 6% of costs are in ISK. In line with Marel’s risk management policy, the Group hedges up to 75% of its estimated foreign currency exposure in ISK relating to forecasted transactions over the following 12 months. No other currency exposure is hedged.

The Group uses forward exchange contracts to hedge its exposure to fluctuations in foreign exchange rates. At year end, these instruments had remaining maturities of less than one year. When necessary, forward exchange contracts are rolled over at maturity.

Currency exposure arising from net assets of the Group’s major foreign operations (translation risk) is managed primarily through borrowings denominated in the relevant foreign currencies as the policy is to apply natural exchange rate hedging where possible. Economic risk is defined as the extent to which currency fluctuations can alter a company’s future operating cash flows, that is future revenues and costs.

The year end and average rates used for the main currencies mentioned above are:

	Year end rate			Average rate
	2024	2023	2022	2024	2023	2022
1 euro =
USD	1.04	1.10	1.07	1.08	1.08	1.05
GBP	0.83	0.87	0.89	0.85	0.87	0.85
ISK	144.15	150.42	152.00	149.31	149.08	142.19
BRL	6.44	5.36	5.64	5.83	5.40	5.44

The following table details the Group’s sensitivity to a 10% increase and decrease in the EUR against the relevant foreign currencies. 10% is the sensitivity rate used when reporting foreign currency risk internally to management and represents management’s assessment of the reasonably possible change in foreign exchange rates.

The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period-end for a 10% change in foreign currency rates.

The sensitivity analysis includes external loans as well as loans to foreign operations within the Group where the denomination of the loan is in a currency other than the functional currency of the lender or the borrower. A positive number below indicates an increase in profit or loss or equity if the EUR strengthens 10% against the relevant currency. For a 10% weakening of the EUR against the relevant currency, there would be a comparable impact on the profit or loss or equity, and the balances below would be opposite.

	Profit or (loss) impact			Equity impact
	2024	2023	2022	2024	2023	2022
USD	(5.8)	(4.8)	(5.3)	(19.5)	(18.4)	(20.8)
ISK	(1.5)	(0.4)	(1.5)	(2.9)	(3.6)	(4.5)
GBP	0.7	0.2	0.0	(2.4)	(2.4)	(2.3)
BRL	(2.7)	(1.2)	(1.6)	(2.0)	(3.2)	(3.6)

(b) Interest rate risk

The Group is exposed to interest rate risk on borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. The risk is managed by maintaining a mix between fixed and floating interest rates on borrowings.

Generally, the Group raises long term borrowings and pays a floating interest rate. To hedge the resulting cash flow interest rate risk the Group uses interest rate swaps, where it pays a fixed interest rate and receives a floating interest rate. The floating rates are fixed on a quarterly or semi-annual basis. The Group adopts a policy of ensuring that between 50 – 70% of its exposure to changes in interest rates on core debt is hedged with an interest rate swap with a maximum maturity of 5 years.

Currently around 44% (2023: 43%) of the core debt has floating interest rates and the rest is fixed by means of fixed tranches or hedged floating interest rates. As at year end 2024 a total of EUR 359.9 million (2023: EUR 368.5 million) of liabilities were swapped into fixed interest rates or into fixed rate debt instruments. The weighted average fixed rate of the interest swaps currently is 3.5% (2023: 3.5%).

Marel applies cash flow hedge accounting to hedge the variability in the interest cash outflows of the 3-6 month EURIBOR/SOFR base rates.

Throughout the year 2024 and 2023, as well as per year end, the cash flow hedge accounting relationships were effective.

The amounts deferred in equity at year end will affect interest costs in 2025 as with the takeover of Marel by JBT all fixed rate debt instruments were settled in January 2025.

Among the actions taken to monitor the interest rate risk are stress tests to establish sensitivity to possible movements in rates and how they might affect the Group’s results.

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty fails to meet its contractual obligations. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. The credit quality of the customer is assessed, taking into account its financial position, past experience and other factors. Each customer has a set credit limit and the utilization of the credit limit is regularly monitored.

The carrying amount of financial assets represents the maximum credit risk exposure:

	2024	2023
Trade receivables - net	209.7	215.2
Derivative financial instruments	3.7	1.7
Other receivables and prepayments	82.6	85.9
Cash and cash equivalents	83.2	69.9
Total	379.2	372.7

The Group has no significant concentrations of credit risk. The Group has policies in place to ensure that sales of products and services are made to customers with an appropriate credit history and products are not delivered until payments are secured. The Group establishes an allowance for impairment that represents its estimate of expected credit losses in respect of trade and other receivables. No significant credit limits were exceeded during the reporting period, and management does not expect any losses from non-performance by its customers. For further information refer to note 15.

The Group has banking relations with a diversified set of financial institutions around the world. The Group has policies that limit the amount of credit exposure to any one financial institution and has International Swaps and Derivatives Association agreements in place with counterparties in all derivative transactions. The majority of cash and cash equivalents are held with bank and financial institution counterparties, which have an investment grade rating, based on Standard & Poor’s ratings as at 31 December 2024. Marel holds the majority of its cash and cash equivalents with financial institutions that are lending partners to the Group to minimize further credit risk.

The Group does not expect any impairment on cash and cash equivalents as the Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. Prudent liquidity risk management implies maintaining sufficient cash and committed credit facilities to give reasonable operating headroom. Due to the dynamic nature of the underlying businesses, the Group aims to maintain flexibility in funding by maintaining availability under committed credit lines.

At 31 December 2024, net cash and cash equivalents were EUR 83.2 million (31 December 2023: EUR 69.9 million).

Cash flow forecasts are done at the local level and monitored by Group Treasury. Group liquidity reports are reviewed by management on a weekly basis. The Group has a cross border notional cash pool with the aim of making better use of the Group cash position and to further decrease the amount of idle cash.

The table below analyzes cash outflows per maturity group based on the remaining period at reporting date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

At 31 December 2024	Less than 1 year	Between 1 and 5 years	Over 5 years
Borrowings	439.7	393.1	—
Lease liabilities	13.0	26.6	3.3
Interest on borrowings and lease liabilities	6.4	1.9	0.1
Trade and other payables	298.8	2.7	—
Interest rate swaps	3.4	—	—
Forward exchange contracts
Outflow	—	—	—
Inflow	(3.5)	—	—
Total	757.8	424.3	3.4

At 31 December 2023	Less than 1 year	Between 1 and 5 years	Over 5 years
Borrowings	2.0	819.4	2.8
Lease liabilities	11.2	25.2	4.6
Interest on borrowings and lease liabilities	54.0	60.9	0.3
Trade and other payables	290.4	2.7	—
Interest rate swaps	(1.7)	4.7	—
Forward Exchange contracts
Outflow	0.6	—	—
Inflow	(1.1)	—	—
Total	355.4	912.9	7.7

On 2 January 2025, JBT Marel repaid all existing external debt of Marel and replaced it with a USD 905.0 million loan granted by JBT Marel. The loan was cancelled and repaid on 3 January 2025 using the proceeds of the sale of Marel USA Holding Inc. and subsidiaries for USD 905.0 million. After the repayment of this loan on 3 January 2025, the Marel standalone group has no external interest bearing debt.

Capital management

The Board of Directors’ policy is to maintain a strong capital base in order to maintain investor, creditor and market confidence and to sustain future development of the business.

Management monitors the Group’s leverage per Marel’s credit agreement. The Board also monitors the level of dividends to ordinary shareholders.

The Group seeks to maintain a balance between the higher returns on equity that might be possible with higher levels of borrowings and the advantages and security of a sound capital position. The Group uses the leverage ratio in its approach to capital management.

Insurance

The Group maintains global and local insurance programs. The coverage comprises property damage, business interruption, general and product liability, marine cargo/mounting, directors and officers liability, employers practice liability, cyber security, business travel and accident. The Group believes that its current insurance coverage is adequate.

The Group has covered Business Interruption Risks with an insurance policy for a maximum period of 24 months for Marel Poultry B.V. and 18 months for all other Marel entities. The insurance benefits for Business Interruption amount to EUR 980.0 million for 2024 (2023: EUR 1,107.0 million) for the whole Group.

The Group insurance value of buildings amounts to EUR 386.0 million (2023: EUR 273.0 million), production machinery and equipment including software and office equipment amount to EUR 328.0 million (2023: EUR 266.0 million) and inventories to EUR 461.0 million (2023: EUR 500.0 million). Currently there are no major differences between appraisal value and insured value.

Fair value versus carrying amount

The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making measurements:

Level 1

The fair value of financial instruments traded in an active market is based on quoted market prices at the reporting date. The quoted market price used for financial assets held by the Group is the current bid price.

Level 2

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. The Group uses a variety of methods and makes assumptions that are based on market conditions existing at each reporting date. These valuation techniques are based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). Derivatives are valued by an independent third party based on market conditions, which takes into account credit value adjustment and debit value adjustment corrections.

Level 3

Valuation techniques using significant unobservable inputs.

The fair value of borrowings approximate their carrying amount based on the nature of these borrowings (including maturity, interest and other conditions).

The fair value of the lease liabilities equals their carrying amount, as the impact of discounting, based on the average interest rate of the relevant currency and applicable average credit spreads of the company’s external funding sources, is not significant.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

The fair values of financial assets and liabilities, together with the carrying amounts shown in the Consolidated Statement of Financial Position, are as follows:

Fair value of financial assets and liabilities	Carrying amount	Fair value	Level 1	Level 2	Level 3
At 31 December 2024
Cash and cash equivalents	83.2	83.2	—	—	—
Trade receivables, other receivables and prepayments	292.3	292.3	—	—	—
Other non-current financial assets	3.8	3.8	—	—	3.8
Interest rate swaps	0.2	0.2	—	0.2	—
Forward exchange contracts	3.5	3.5	—	3.5	—
Subtotal financial assets	383.0	383.0	—	3.7	3.8
Interest rate swaps	(2.3)	(2.3)	—	(2.3)	—
Forward exchange contracts	(1.1)	(1.1)	—	(1.1)	—
Borrowings	(829.5)	(829.5)	—	—	—
Trade and other payables	(301.5)	(301.5)	—	—	—
Subtotal financial liabilities	(1,134.4)	(1,134.4)	—	(3.4)	—
Total	(751.4)	(751.4)	—	0.3	3.8

Fair value of financial assets and liabilities	Carrying amount	Fair value	Level 1	Level 2	Level 3
At 31 December 2023
Cash and cash equivalents	69.9	69.9	—	—	—
Trade receivables, other receivables and prepayments	301.1	301.1	—	—	—
Other non-current financial assets	3.5	3.5	—	—	3.5
Interest rate swaps	0.6	0.6	—	0.6	—
Forward exchange contracts	1.1	1.1		1.1	—
Subtotal financial assets	376.2	376.2	—	1.7	3.5
Interest rate swaps	(3.4)	(3.4)	—	(3.4)	—
Forward exchange contracts	(0.6)	(0.6)	—	(0.6)	—
Borrowings	(819.8)	(819.8)	—	—	—
Trade and other payables	(293.1)	(293.1)	—	—	—
Subtotal financial liabilities	(1,116.9)	(1,116.9)	—	(4.0)	—
Total	(740.7)	(740.7)	—	(2.3)	3.5

The tables above show the carrying amounts and the estimated fair values of financial assets and liabilities, including their levels in the fair value hierarchy.

The carrying amount of cash and cash equivalents, trade receivables, other receivables and prepayments, trade and other payables approximate their fair values because of the short-term nature of these instruments. The fair value of borrowings approximate their carrying amount based on the nature of these borrowings (including maturity and interest conditions).

During the year there were no material transfers between individual levels of the fair value hierarchy.

Foreign exchange contracts

The purpose of foreign exchange contracts is to minimize the risk of volatility of future cash flows. These may result from a recognized asset or liability or a forecasted transaction that is considered highly probable (firm commitment). The Group designates the spot element of forward exchange contracts to hedge its currency exposure and applies a hedge ratio of 1:1. Changes in fair value are recognized in other comprehensive income (hedge reserve), and material ineffectiveness (mainly as a result of changes in timing of the hedged transactions) will be recognized in the Consolidated Statement of Income. As soon as the forecasted transaction is realized (the underlying hedged item materializes), the amount recognized in other comprehensive income will be reclassified to the Consolidated Statement of Income. In case the hedged future transaction is a non-financial asset or liability, the gain or loss recognized in other comprehensive income will be included in the cost of acquisition of the asset or liability.

In 2024, Marel hedged ISK 9.6 billion of its projected net cash flow in ISK against the EUR by means of average rate currency forward contracts at an average exchange rate of ISK 156.0 per EUR for the 12 months of 2025. Each month, the relevant hedges for that month are settled and recognized in the Consolidated Statement of Income. Cash flow hedge accounting is applied for these hedges. As a result of similar hedges concluded in 2023 for the year 2024, a EUR 2.9 million income was recognized in the 2024 operating profit in accordance with the realization of the expected cash flows. There was no ineffectiveness in relation to these hedges.

Forward currency contracts	2024	2023
Nominal amount hedged item	61.4	71.3
Carrying amount assets / (liabilities)	3.5	0.5
Line item Consolidated Statement of Financial Position	Derivative financial instruments	Derivative financial instruments
Change in the value of the outstanding hedging instruments	3.0	0.5
Reclassified from hedging reserve to income statement	(2.9)	0.9
Line item Consolidated Statement of Income[1]	Expenses	Expenses

1	In 2024, cost of sales, selling and marketing expenses, general and administrative expenses and research and development expenses were decreased by EUR 2.9 million (2023: increased by 0.9 million).

For movements in hedge or translation reserve, refer to note 18.

Interest rate swaps

To protect Marel from fluctuations in base rates and in accordance with the interest hedge policy, Marel has entered into interest rate swaps to receive floating interest and to pay fixed interest. This is in line with Marel’s risk management policy to have 50 - 70% of core debt fixed for 3 – 5 years.

The notional principal amount of the outstanding active interest rate swap contracts at 31 December 2024 was EUR 359.5 million (31 December 2023: EUR 350.8 million).

At 31 December 2024	Currency	Principal	Maturity	Interest %
Interest rate SWAP	EUR	50.0	2025	2.7
Interest rate SWAP	EUR	50.0	2025	2.7
Interest rate SWAP	EUR	75.0	2025	3.6
Interest rate SWAP	USD	75.0	2025	4.1
Interest rate SWAP	USD	75.0	2025	4.1
Interest rate SWAP	EUR	40.0	2027	3.4
Forward starting interest rate SWAP	EUR	50.0	2027	3.0
Forward starting interest rate SWAP	EUR	50.0	2027	3.0

At 31 December 2023	Currency	Principal	Maturity	Interest %
Interest rate SWAP	EUR	50.0	2025	2.7
Interest rate SWAP	EUR	50.0	2025	2.7
Interest rate SWAP	EUR	75.0	2025	3.6
Interest rate SWAP	USD	75.0	2025	4.1
Interest rate SWAP	USD	75.0	2025	4.1
Interest rate SWAP	EUR	40.0	2027	3.4
Forward starting interest rate SWAP	EUR	50.0	2027	3.0
Forward starting interest rate SWAP	EUR	50.0	2027	3.0

Following the takeover of Marel by JBT, all interest rate swap contracts were settled as per 2 January 2025.

24. Contingencies

Contingent liabilities

At 31 December 2024 the Group had contingent liabilities in respect of bank and other guarantees and other matters arising in the ordinary course of business from which it is anticipated that no material liabilities will arise. In the ordinary course of business the Group has given guarantees amounting to EUR 45.2 million (31 December 2023: EUR 26.2 million) to third parties.

Legal proceedings

As part of doing business and acquisitions the Group is involved in claims and litigations, under such indemnities and guarantees. These claims are pending and all are contested. Provisions are recognized when an outflow of economic benefits for settlement is probable and the amount can be estimated reliably. It should be understood that, in light of possible future developments, such as (a) potential additional lawsuits, (b) possible future settlements, and (c) rulings or judgments in pending lawsuits, certain cases may result in additional liabilities and related costs.

At this point in time, Marel cannot estimate any additional amount of loss or range of loss in excess of the recorded amounts with sufficient certainty to allow such amount or range of amounts to be meaningful. Moreover, if and to the extent that the contingent liabilities materialize, they are often resolved over a number of years and the timing of such payments cannot be predicted with confidence. While the outcome of said cases, claims and disputes cannot be predicted with certainty, we believe, based upon legal advice and information received, that the final outcome will not materially affect our consolidated financial position but could be material to our results of operations or cash flows in any one accounting period.

Environmental remediation

The Company and its subsidiaries are subject to environmental laws and regulations. Under these laws, the Company and/or its subsidiaries may be required to remediate the effects of certain incidents on the environment.

25. Related party transactions

Key management personnel transactions

At 31 December 2024 and 31 December 2023 there are no loans to CEO or other members of Marel’s Executive Board. In addition, there were no transactions carried out (purchases of goods and services) between the Group and the CEO and / or other members of Marel’s Executive Board in the years ended 31 December 2024 and 2023.

Key management personnel compensation

On 16 January 2024 Linda Jonnsdottir stepped down as Chief Operating Officer. On 4 March 2024, it was announced that Sebastiaan Boelen was appointed as Chief Financial Officer, at the same date Stacey Katz stepped down as Chief Financial Officer. No other changes to the composition of the Executive Board took place in 2024.

Marel’s executive remuneration is shown in the tables below.

Marel Executive Board remuneration 2024 (in thousands)	Total fixed remuneration	Short- term bonus	Stock options awarded[1]	Total variable remuneration	Extra- ordinary items	Pension contribution[2]	Total remuneration	Shares at year end[3]
Arni Sigurdsson, CEO	844	43	—	43	—	117	1,004	651
Other Executive Board members	1,393	630	—	630	1,459	145	3,627	1,280
Total Marel Executive Board	2,237	673	—	673	1,459	262	4,631	1,931

Executive Team remuneration 2023 (in thousands)	Total fixed remuneration	Short- term bonus	Stock options awarded[1]	Total variable remuneration	Extra- ordinary items	Pension contribuion[2]	Total remuneration	Shares at year end[3]
Arni Sigurdsson, CEO (from 07-11-2023)	121	—	—	—	75	26	222	651
Arni Oddur Thordarson, CEO (until 07-11-2023)	761	210	—	210	1,062	126	2,159	200
Other Executive Board members	1,702	295	851	1,146	33	261	3,142	1,080
Total Marel Executives	2,584	505	851	1,356	1,170	413	5,523	1,931

Executive Team remuneration 2022 (in thousands)	Total fixed remuneration	Short- term bonus	Stock options awarded[1]	Total variable remuneration	Extra- ordinary items	Pension contribuion[2]	Total remuneration	Shares at year end[3]
Arni Oddur Thordarson, CEO	787	—	426	426	—	101	1,314	230
Other Executive Board members	1,338	—	547	547	17	165	2,067	1,597
Other Executive Team members[4]	1,573	—	653	653	324	133	2,683	454
Total Marel Executives	3,698	—	1,626	1,626	341	399	6,064	2,281

1

The granted options are valued according to the Black and Scholes option pricing model with the assumptions applied when granted. The options granted have a vesting period of 3 years. The calculated total cost for the 3 years is disclosed in this table. Stock options granted to Arni Oddur Thordarson in 2023 were forfeited in the same year, resulting in a zero position.

2	Pension contributions for Marel’s executives are part of a defined contribution plan.
3	Including financially related.
4	Untill 2 November 2022.

An overview of stock options held by Marel’s Executives is shown in the tables below.

	Main conditions of the stock option plan					Information regarding the financial year
Stock options 2024 (number of shares in thousands)	Award date	Last vesting date	Expiration date	Exercise price per share[1]	Stock options awarded	Cash settled due to change of control[2]	Cancelled due to change of control	Stock options forfeited	Stock options at year end
Arni Sigurdsson	24-4-2020	24-4-2023	24-4-2024	3.679	320	—	320	—	—
Chief Executive Officer	5-2-2021	5-2-2024	5-2-2025	5.579	215	—	215	—	—
	8-2-2022	9-2-2025	20-2-2026	5.473	255	—	255	—	—
	16-2-2023	17-2-2026	17-2-2027	3.784	319	319	—	—	—
Other Executive Board members	24-4-2020	24-4-2023	24-4-2024	3.679	320	—	—	320	—
	5-2-2021	5-2-2024	5-2-2025	5.579	215	—	—	215	—
	8-2-2022	9-2-2025	20-2-2026	5.473	255	—	—	255	—
	3-5-2022	3-5-2025	18-5-2026	4.934	84	—	—	84	—
	16-2-2023	17-2-2026	17-2-2027	3.784	631	132	—	499	—
Total Executive Board	24-4-2020	24-4-2023	24-4-2024	3.679	640	—	320	320	—
	5-2-2021	5-2-2024	5-2-2025	5.579	430	—	215	215	—
	8-2-2022	9-2-2025	20-2-2026	5.473	510	—	255	255	—
	3-5-2022	3-5-2025	18-5-2026	4.934	84	—	—	84	—
	16-2-2023	17-2-2026	17-2-2027	3.784	950	451	—	499	—

1

The exercise prices of options granted are originally the same as the market price at the date of each granting. The exercise prices are adjusted afterwards according to dividend per share when paid, i.e. the exercise prices are lowered by the same amount as the paid dividend per share (cent against cent).

2

On 20 December 2024, JBT received acceptance of the Offer by Marel Shareholders converting the stock options granted in 2023 into the right to receive an amount in cash. As per 31 December 2024 a payable position is reported under the personnel payables and payment was performed in January 2025.

	Main conditions of the stock option plan					Information regarding the financial year
Stock options 2023 (number of shares in thousands)	Award date	Last vesting date	Expiration date	Exercise price per share[1]	Stock options awarded	Stock options vested	Stock options exercised	Stock options forfeited	Stock options at year end
Arni Sigurdsson	12-2-2019	13-2-2022	13-2-2023	3.031	425	—	425	—	—
Chief Executive Officer	24-4-2020	24-4-2023	24-4-2024	3.679	320	320	—	—	320
(from 07-11-2023)	5-2-2021	5-2-2024	5-2-2025	5.579	215	—	—	—	215
	8-2-2022	9-2-2025	20-2-2026	5.473	255	—	—	—	255
	16-2-2023	17-2-2026	17-2-2027	3.784	319	—	—	—	319
Arni Oddur Thordarson	12-2-2019	13-2-2022	13-2-2023	3.031	650	—	650	—	—
Former Chief	24-4-2020	24-4-2023	24-4-2024	3.679	580	580	—	—	580
Executive Officer	5-2-2021	5-2-2024	5-2-2025	5.579	400	—	—	400	—
(until 07-11-2023)	8-2-2022	9-2-2025	20-2-2026	5.473	460	—	—	460	—
	16-2-2023	17-2-2026	17-2-2027	3.784	530	—	—	530	—
Other Executive Board members	12-2-2019	13-2-2022	13-2-2023	3.031	675	—	675	—	—
	24-4-2020	24-4-2023	24-4-2024	3.679	320	320	—	—	320
	5-2-2021	5-2-2024	5-2-2025	5.579	215	—	—	—	215
	8-2-2022	9-2-2025	20-2-2026	5.473	255	—	—	—	255
	3-5-2022	3-5-2025	18-5-2026	4.934	84	—	—	—	84
	16-2-2023	17-2-2026	17-2-2027	3.784	631	—	—	—	631
Total Executive Board	12-2-2019	13-2-2022	13-2-2023	3.031	1,750	—	1,750	—	—
	24-4-2020	24-4-2023	24-4-2024	3.679	1,220	1,220	—	—	1,220
	5-2-2021	5-2-2024	5-2-2025	5.579	830	—	—	400	430
	8-2-2022	9-2-2025	20-2-2026	5.473	970	—	—	460	510
	3-5-2022	3-5-2025	18-5-2026	4.934	84	—	—	—	84
	16-2-2023	17-2-2026	17-2-2027	3.784	1,480	—	—	530	950

1

The exercise prices of options granted are originally the same as the market price at the date of each granting except for options granted in June 2019, the exercise price is the same as the final offer price in the listing on Euronext Amsterdam. The exercise prices are adjusted afterwards according to dividend per share when paid, i.e. the exercise prices are lowered by the same amount as the paid dividend per share (cent against cent).

26. Subsequent events

On 2 January 2025 (the “Closing Date”), JBT Marel Corporation (f/k/a John Bean Technologies Corporation) (“JBT Marel”) completed its previously announced voluntary takeover offer (the “Offer”) to acquire all issued and outstanding shares of Marel hf. The offer was made pursuant to the Transaction Agreement, dated 4 April 2024 (the “Transaction Agreement”). Based on the final results of the Offer, the Company received acceptance by Marel Shareholders representing 735,338,954 Marel Shares, corresponding to approximately 97.5 percent of all issued and outstanding Marel Shares.

Marel Shareholders who validly tendered their Marel shares were able to elect to receive, in exchange for each Marel share, (i) EUR 3.60 in cash, (ii) EUR 1.26 in cash and 0.0265 shares of JBT Marel, or (iii) 0.0407 shares of JBT Marel, subject to a proration feature. Marel Shareholders elected to receive more shares of JBT Marel than were available. Therefore, as a result of the application of the proration feature, Marel Shareholders who elected to receive (i) EUR 3.60 in cash received, in exchange for each Marel share, EUR 3.60 in cash, (ii) EUR 1.26 in cash and 0.0265 shares of JBT Marel received, in exchange for each Marel share, EUR 1.26 in cash and 0.0265 shares of JBT Marel and (iii) 0.0407 shares of JBT Marel received, in exchange for each Marel share, EUR 1.2073635 in cash and 0.0270961 shares of JBT Marel. In the aggregate, at settlement of the Offer, Marel Shareholders received approximately EUR 926.6 million in cash and 19,486,483 shares of JBT Marel.

On the Closing Date, JBT changed its name and stock ticker symbol to “JBT Marel Corporation” and “JBTM,” respectively. JBT Marel shares remain listed on the New York Stock Exchange (“NYSE”) with a secondary listing on Nasdaq Iceland hf (“Nasdaq Iceland”). Shares of JBT Marel commenced trading on both NYSE and Nasdaq Iceland exchanges on January 3, 2025. In addition, Nasdaq Iceland and Euronext Amsterdam N.V. approved Marel’s requests to delist its shares from Nasdaq Iceland and Euronext Amsterdam and the last day of trading on the respective exchanges being January 3, 2025.

As JBT Marel’s ownership in Marel exceeds 90 percent of all Marel shares after settlement of the Offer, JBT started the process to redeem any Marel Shares not tendered in the Offer by way of a compulsory purchase, pursuant to Articles 24 and 25 of the Icelandic Act on Public Limited Companies no. 2/1995, as amended, and Article 110 of the Icelandic Takeover Act no. 108/2007, as amended. This process was completed 4 February 2025 after which JBT Marel holds all issued and outstanding ordinary shares of Marel.

On the Closing Date, JBT Marel repaid all existing external debt of Marel and replaced it with a USD 905.0 million loan granted by JBT Marel. The loan was cancelled and repaid on 3 January 2025 using the proceeds of the sale of Marel USA Holding Inc. and subsidiaries for USD 905.0 million. After the repayment of this loan on 3 January 2025, the Marel standalone group has no external interest bearing debt.

On 28 January 2025, Marel paid a USD 20.4 million success fee towards J.P. MORGAN SECURTIES PLC as part of the successful completetion of the voluntary takeover offer by JBT Marel.

No other significant events have taken place since the reporting date, 31 December 2024.

27. Subsidiaries

The following lists presents the material subsidiaries as per 31 December 2024 representing greater than 1% of either the consolidated Group revenues or total asset value. All of the entities are fully consolidated in Group financial statements. Companies are listed in alphabetical order of the country of incorporation.

	Country of Incorporation	Ownership Interest
Marel Australia Pty. Ltd.	Australia	100%
Marel Brasil Commercial e Industrial Ltda	Brazil	100%
Wenger Do Brazil Ltda	Brazil	100%
Marel Salmon A/S	Denmark	100%
Marel Meat A/S	Denmark	100%
Marel A/S	Denmark	100%
Marel France S.A.R.L.	France	100%
Marel TREIF GmbH[1]	Germany	100%
MAJA Maschinenfabrik Hermann Schill GmbH [1]	Germany	100%
Marel Iceland ehf.	Iceland	100%
Marel Holding B.V.[1]	Netherlands	100%
Marel Poultry B.V.[1]	Netherlands	100%
Marel Further Processing B.V.[1]	Netherlands	100%
Marel Red Meat B.V.[1]	Netherlands	100%
Marel Norge AS	Norway	100%
Marel Slovakia s.r.o.	Slovakia	100%
Marel GB Ltd.	UK	100%
Marel Inc.	USA	100%
TREIF USA Inc.	USA	100%
ExtruTech USA LLC	USA	100%
Wenger Manufacturing LLC	USA	100%

1

General guarantees as referred to in section 403 of Book 2 of the Dutch Civil Code and article 264 (3) No.2 and 264b of the German Commercial Code, have been given by the Company on behalf of the group companies in the Netherlands and Germany also including: Marel Benelux B.V., Marel Customer Center B.V., Marel GDC B.V., Marel International B.V., Marel IP Holding B.V., Marel PMJ B.V., Marel Water Treatment B.V., Sleegers Techniek B.V., Marel GmbH & Co. KG, Marel Management GmbH, Reimo Gründstücks GmbH.